Exhibit 10.1

ASSET PURCHASE AGREEMENT

AMONG

CATERPILLAR INC., CATERPILLAR REMAN

ACQUISITION LLC,

AND

REMY INTERNATIONAL, INC.,

FRANKLIN POWER PRODUCTS, INC., AND

INTERNATIONAL FUEL SYSTEMS, INC.

January 29, 2007

TABLE OF CONTENTS:

EXHIBITS

Exhibit A	Acquired Assets
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Expressly Assumed Liabilities
Exhibit D	FPP/Navistar Agreement re Magnum Obligations
Exhibit E	Expressly Excluded Assets
Exhibit F	Financial Statements
Exhibit G	Material Leased Property
Exhibit H	Net Investment Methodologies and Principles
Exhibit I	Calculation of Net Investment Peg Amount
Exhibit J	Form of Outsourcing Supply Agreement
Exhibit K	Parent Assets
Exhibit L	Subsidiaries
Exhibit M	Form of Transition Services Agreement
Exhibit N	Form of Director and Officer Resignation Letter
Exhibit O	Material Consents
Exhibit P	Form of Opinion of Sellers’ Counsel
Exhibit Q	Form of Opinion of Buyer’s Counsel
Exhibit R	Reportable Transactions Schedule
Exhibit S	Navistar Assignment and Assumption Agreement, Estoppel and Consent
Exhibit T	Specific Ledger Accounts for Assumed Liabilities
Exhibit U	Valuation Opinion Letter
Exhibit V	Lien Releases

DISCLOSURE SCHEDULE

3(b)	Authorization of Transaction
3(c)	Non-contravention
3(f)	Subsidiaries
3(g)	Financial Statements
3(h)	Events Subsequent to June 30, 2006 Financial Statements

3(i)	Undisclosed Liabilities
3(k)(iii)	Tax Matters
3(k)(vii)	Additional Subsidiary Information
3(l)(ii)	Leased Real Property
3(l)(v)	Leased Real Property Subleases
3(m)(iii)	Intellectual Property
3(m)(iv)	Licensed Intellectual Property
3(m)(x)	Confidentiality
3(n)	Tangible Assets
3(o)	Inventory
3(p)(1)	Material Contracts
3(p)(1)(viii)	Employment Matters
3(p)(2)	Exceptions to Enforceability, Full Force and Effect
3(q)	Accounts Receivable
3(r)	Powers of Attorney
3(s)	Insurance
3(t)	Litigation
3(u)	Product Warranty
3(w)(i)	Employment Complaint
3(w)(ii)	Employment
3(w)(iv)	Employee Compensation
3(x)	Employee Benefit Plans
3(y)	Guaranties
3(z)	Environmental Matters
3(z)(ii)	Permits, Licenses and Authorizations
3(bb)	Customers and Suppliers
3(cc)	Permits
3(dd)	Bank Accounts
3(ee)	Improper and Other Payments
3(ff)	Accounting and Disclosure Controls
3(ii)	Consents and Approvals
5(c)	Operation of Business
6(g)(iv)	Transferred Employees
7(b)(xi)	Guarantees
7(b)(xii)	Consents

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of January 29, 2007, by and among Caterpillar Inc., a Delaware corporation (“Buyer’s Parent”), Caterpillar Reman Acquisition LLC, a Delaware limited liability company (“Buyer”) and a wholly owned subsidiary of Buyer’s Parent, Franklin Power Products, Inc. (“FPP”), an Indiana corporation, International Fuel Systems, Inc. (“IFS” and together with FPP, “Sellers”), an Indiana corporation and Remy International, Inc. (“Remy” or “Sellers’ Parent”) a Delaware corporation and the ultimate parent corporation of FPP and IFS.

This Agreement contemplates a transaction in which Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of FPP and IFS in return for cash.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree, intending to be legally bound, as follows:

SECTION 1  DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the terms set forth on in this Section 1, when utilized in this Agreement shall have the meanings indicated in this Section 1, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Accountants” means Deloitte & Touche LLP, certified public accountants, and if such firms refuses to accept such engagement, then such other nationally or regionally recognized independent accounting firm as is chosen by the mutual agreement of Buyer and Sellers.

“Accounts Receivable” means all accounts, instruments, drafts, acceptances and other forms of receivables relating to the business of Sellers, and all rights earned under Sellers’ Contracts to sell goods or render services.

“Acquired Assets” means all right, title and interest in and to all of the assets of FPP and IFS used by Sellers primarily in the operation of the Target Business, including but not limited to (a) all of the assets listed on Exhibit A, (b) certain defined Leased Real Property listed on Exhibit A, (c) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs and dies) used by Sellers in the operation of the Target Business, including but not limited to all tangible personal property used in the Target Business and located at the listed Leased Real Property as of June 30, 2006, and all tangible personal property added for use in the Target Business and moved to the listed Leased Real Property since June 30, 2006, but excluding tangible personal property removed from use in the Target Business or removed from the listed Leased Real Property in the ordinary course of business since June 30, 2006, (d) Intellectual Property, including but not limited to all trademarks and trade names, used by Sellers in the operation of the Target Business, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (e) Leases and subleases used by Sellers in the operation of the Target Business, and rights thereunder, (f) subject to Section 5(f), the Contracts, Liens, guaranties and other similar arrangements used by Sellers in the operation of the Target Business, and rights thereunder, (g) Accounts Receivable arising from Sellers’ operation of the Target Business, (h) FPP’s membership equity interest in Magnum, (i) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment related to the Acquired Assets (excluding any such item relating to insurance or to the payment of Taxes) in each case arising from Sellers’ operation of the Target Business,

(j) subject to Section 5(f), franchises, approvals, Permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies and used by Sellers in the operation of the Target Business, (k) Bank Accounts, books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials to the extent arising from Sellers’ operation of the Target Business), and (l) copiers, data cabling and wiring, data communication circuits, desktop PCs, docking stations, external hard drives and other such storage devices, facsimile machines, firewalls, laptop PCs, printers, routers, servers, switches, wireless access points, and other such devices located in buildings leased by the Target Business along with the computer software, except where software licensing restrictions limit assignment, loaded on or used by the immediately preceding devices; provided, however, that the Acquired Assets shall not include (and shall specifically exclude) the Expressly Excluded Assets.

“Affiliate” means, with respect to a Person, any legal entity directly or indirectly controlling, controlled by or under common control with such Person, where “control” means a direct or indirect ownership interest of more than 50% in such legal entity.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” means this Asset Purchase Agreement together with all exhibits and schedules contemplated hereby.

“Applicable Rate” means the blended prime rate as published daily in the Wall Street Journal.

“Asbestos Liabilities” means any Liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, manufactured, sold, marketed, installed, stored, transported, handled, or distributed, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility or in any structure, including any Liabilities arising from, relating to or based on any personal or bodily injury or illness.

“Assigned Contract” means any Contract primarily related to the Target Business: (i) under which either Seller has acquired or may acquire any rights or benefits; (ii) under which either Seller has or may become subject to any obligation or Liability; or (iii) by which either Seller or any of the Acquired Assets is or may become bound, including all Material Contracts set forth on Section 3(p)(1) of the Disclosure Schedule and any other Contract or agreement necessary to conduct the Target Business, but excluding the Contracts designated as Expressly Excluded Assets and as not being assigned or transferred to Buyer at Closing.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, by and between Sellers (as assignor) and Buyer (as assignee) and attached hereto as Exhibit B, which will be executed and delivered on the Closing Date.

“Assumed Liabilities” means (a) Liabilities of the Target Business incurred on or before the date of the Most Recent Balance Sheet and set forth by specific ledger account number on Exhibit T, which ledger accounts are included on the Most Recent Balance Sheet(s), (b) Liabilities of the Target Business (of the type set forth in the specific ledger accounts listed on Exhibit T) that have arisen after the date of the Most Recent Balance Sheet(s) in the Ordinary Course of Business and incurred in connection with the operation of the Target Business (including breach of warranty but excluding any Liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, tort, infringement, violation of law, Asbestos Liability, Silica Liability, Welding Rod Liability or environmental matter, including those arising under Environmental, Health, and Safety Requirements as in effect on the Closing Date), (c) obligations of the Target Business under the Contracts and other arrangements referred to in the definition of Acquired Assets, (d) the Knopf Trade Payables, (e) the liabilities for accrued vacation pay, (f) any Liability for retention bonuses (for each Transferred Employee as set out on Section 6(g)(iv) of the Disclosure Schedule) and employee bonuses earned in 2006 but which are payable in 2007, (g) the Permitted Encumbrances, (h) payment of all drafts and checks that have been issued but have not been presented for payment to the extent the corresponding payable to which such draft or check relates has been eliminated on the books and records of Sellers; (i) all Liabilities to Sellers’ customers under written warranty agreements given by Sellers to their customers in the Ordinary Course of Business prior to the Closing Date; (j) all Liabilities included in the calculation of the Final Net Investment; (k) all Liabilities and obligations related to the portion of the Magnum Minority Interest that relates to Navistar’s interest in Magnum’s net working capital and fixed assets (but, expressly excluding the Liability for unpaid distributions through the Closing Date which are due and payable to Navistar in respect of Navistar’s thirty percent (30%) interest in Magnum, taking into account any applicable deductions or reserves in accordance with the terms of the Limited Liability Company Agreement of Magnum) and all Liabilities and obligations related to the Magnum Minority Interest arising out of or related to transactions entered into or events occurring after the Closing; and (l) all other Liabilities of the Target Business set forth on Exhibit C under an express statement (that Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities so disclosed (the “Expressly Assumed Liabilities”); provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include (i) any Liability of Sellers or Remy for Taxes, (ii) any Liability of Sellers or Remy for the unpaid Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iii) any obligation of Sellers or Remy to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Sellers or any of the Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (iv) any Liability of Sellers or Remy for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; (v) any bonus related to successful completion of this transaction; (vi) any liabilities related to employees of the Target Business other than those included in Assumed Liabilities, including but not limited to any liabilities under any Target Business Employee Benefit Plan or Employee Pension Benefit Plan; (vii) any incurred insurance claim liability and any incurred but not reported liability for all claims incurred on or before the Closing Date; (viii) any liability for any pending litigation, or threatened or potential litigation within Sellers’ or Remy’s Knowledge; (ix) any Liability or obligation of Sellers or Remy under this Agreement (or under any side agreement between Sellers on the one hand and Buyer on the other hand entered into on or after the date of this Agreement); (x) any Liability of the Sellers or Remy under any note, bond, loan, guarantee or any other debt instrument of any kind; (xi) any Liability that both (a) results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, tort, infringement, violation of law, Asbestos Liability, Silica Liability, Welding Rod Liability, environmental matter, including those arising under Environmental, Health, and Safety Requirements and (b) arises out of products manufactured or events occurring or actions taken by Sellers on or before the Closing Date; and (xii) any other Liability not expressly assumed hereunder; provided further, however, that in the case of clauses (i) and (ii) in the proviso above, Assumed Liabilities shall exclude such Taxes only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes of Seller (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Financial Statements and taken into account in determining the Final Net Investment Adjustment.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could be reasonably expected to form the basis for any specified consequence.

“Business Day” means any day other than Saturday, Sunday, and any day on which commercial banks in Indiana or Illinois are authorized by Law to be closed.

“Buyer Indemnified Parties” means Buyer and its Affiliates and its and their directors, officers, employees, successors, and assigns.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements; provided, however, in no event shall any party be obligated to restore a negative balance to Cash and any negative balance in Cash shall be classified as an accounts payable.

“Closing” means consummation of the transactions contemplated by this Agreement.

“Closing Date” means (i) the later of (A) the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), and (B) January 31, 2007 or (ii) such other date as Buyer and Sellers may mutually determine.

“Closing Financial Statements” means consolidated balance sheet and income statement of the Target Business as of the Closing Date and for the period from December 31, 2005 through the Closing Date, which Seller will prepare, all in conformity with the preparation of the June 30, 2006 Financial Statements and in accordance with GAAP (except the Closing Financial Statements (i) will not include a statement of cash flows, (ii) will not include a statement of changes in shareholders’ equity, (iii) will exclude footnote disclosures, (iv) will exclude immaterial customary recurring year-end adjustments, and (v) will be subject to the exceptions set forth on Section 3(g) of the Disclosure Schedule and pursuant to agreed upon procedures (to be undertaken by Buyer’s accountants at Buyer’s cost) needed to determine Net Investment). Sellers will provide a consolidated Net Investment statement that will be derived from the Closing Financial Statements.

“Closing Net Investment Adjustment” means the amount as reflected on the Closing Financial Statements and the Net Investment on the Closing Date, on a dollar-for-dollar basis, by which the Final Net Investment transferred at Closing exceeds or falls short of the Net Investment Peg Amount.

“Closing Net Investment Adjustment Payment” means the amounts payable under the definition of “Closing Payment” subsection (b) below.

“Closing Payment” means (a) One Hundred Fifty Million Dollars ($150,000,000), (b) plus (the lesser of eighty percent (80%) of the Estimated Net Investment Surplus or $3,200,000) or minus the Estimated Net Investment Deficiency, as applicable (amounts payable under subsection (b) hereinafter referred to as the “Closing Net Investment Adjustment Payment”).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information that is “Confidential Information” pursuant to the terms and conditions of the Confidentiality Agreement.

“Confidentiality Agreement” means that certain confidentiality letter by and between the Parties dated as of August 5, 2006.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties as contemplated by Section 3 hereof.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3) and all applicable regulations) and any other employee benefit plan, program or arrangement of any kind, including any defined benefit or defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation or employee assistance plan. For purposes of the definition of “Assumed Liability” the term “Employee Benefit Plan” shall not include bonus plans (including retention bonuses for Transferred Employees as listed on Section 6(g)(iv) of the Disclosure Schedule) or plans with respect to vacation pay.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2) and all applicable regulations.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1) and all applicable regulations.

“Encumbrance Documents” means easements, covenants, conditions, restrictions, Liens, guaranties or similar provisions in any instrument of record or other unrecorded agreement affecting the Real Property.

“Environmental, Health, and Safety Requirements” means, as amended and as now in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“Environmental Insurance Company” shall mean the insurance company (or collectively the insurance companies) issuing the Environmental Insurance Policy.

“Environmental Insurance Policy” shall mean the insurance policy (or collectively the insurance policies) purchased by the Buyer pursuant to Section 7(a)(xxx).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all applicable regulations.

“ERISA Affiliate” means each entity that is treated as a single employer with Sellers for purposes of Code Section 414.

“Expressly Excluded Assets” shall mean those assets of Sellers listed on Exhibit E which are not part of the sale and purchase contemplated by this Agreement and which shall remain the property of Sellers after the Closing.

“Fiduciary” has the meaning set forth in ERISA Section 3(21) and all applicable regulations.

“Final Net Investment” means the Net Investment as of the date of Closing as determined pursuant to Section 2(g)(iv) hereto.

“Final Net Investment Adjustment” means the Net Investment Adjustment as determined pursuant to Section 2(g)(iv) hereto.

“Financial Statements” means the following documents for FPP, IFS and their Subsidiaries attached hereto as Exhibit F: (i) unaudited consolidated balance sheets and statements of income, as of and for the fiscal years ended December 31, 2004, and December 31, 2005 (the “Most Recent Fiscal Year End”); (ii) the unaudited consolidated balance sheets and statement of income for the six (6) months ending June 30, 2006; and (iii) the unaudited consolidated balance sheets and statements of income for the eleven (11) months ending November 30, 2006 (subsection (iii) above, the “Most Recent Financial Statements”).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Materials” means any substances that are regulated under Law in effect as of the Closing Date as contaminants, or as threats or potential threats to human health, safety or the environment by any Environmental, Health, and Safety Requirements.

“Improvements” means buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, utility installations and landscaping included in the Real Property.

“Indemnified Party” means whomever of the Buyer Indemnified Parties, on the one hand, or the Seller Indemnified Parties, on the other hand, is asserting a claim of indemnification pursuant to Section 8.

“Indemnifying Party” means a Party against whom a claim of indemnification is or may be asserted pursuant to Section 8.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, Know-How, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knopf Trade Payables” means the accounts payable owed by Sellers to M.&M. Knopf Auto Parts, LLC, a Delaware limited liability company, with respect to purchases of products made within the thirty (30) day period ending on the Closing Date.

“Knowledge” (i) when applied to Sellers or any Subsidiary means the actual personal knowledge after reasonable investigation of David Key, John Kneebone, Keith Walls, Bill Roberts and Brian Yoder, and those additional individual employees identified herein as to specific representations and warranties, (ii) when applied in Section 3(k), shall also mean the actual personal knowledge after reasonable investigation of John Fitzenberger, (iii) when applied in Section 3(m) shall also mean the actual personal knowledge after reasonable investigation of Dennis Faggioni, (iv) when applied in Section 3(t) shall also mean the actual personal knowledge after reasonable investigation of Quinn Williams and Sheila D.D. Cannon, (v) when applied in Section 3(u) shall also mean the actual personal knowledge after reasonable investigation of Craig Hart, (vi) when applied in Section 3(v) shall also mean the actual personal knowledge after reasonable investigation of Craig Hart, (vii) when applied in Section 3(w) or Section 3(x) shall also mean the actual personal knowledge after reasonable investigation of Joe Keever, (viii) when applied in Section 3(z) shall also mean the actual personal knowledge after reasonable investigation of Bob O’Neill and Jeff Nee, and (ix) when applied to the Sellers’ Parent means the actual personal knowledge, after reasonable investigation, of Kerry Shiba, and (x) when applied to Buyer or Buyer’s Parent means the actual personal knowledge, after reasonable investigation, of the executive officers of Buyer and Buyer’s Parent.

“Know-How” means business and technical information used or developed for use by or on behalf of Sellers in the operation of the Target Business, including without limitation core management and remanufacturing processes such as disassembly, cleaning, inspection, verification, salvage, reassembly, test and paint, (and all Intellectual Property rights therein, whether patent or unpatented).

“Labor Organization” means any organization of any kind, including any union or any agency or employee representation committee or plan, in which employees participate and which exists for the purpose, in whole or in part, of dealing with employers concerning grievances, labor disputes, wages, rates of pay, hours of employment, or conditions of work.

“Landlord Leases” means all Leased Real Property Subleases.

“Law” means any law, statute, rule or regulation, and any judgment or order of any federal, state, local or foreign governmental regulatory agency, commission, bureau, authority, court or arbitration tribunal.

“Lease Consents” means written consents for the assignment of each of the Leases, and, if requested, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under each such Lease.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land or Improvements held by Sellers or any of the Subsidiaries in the operation of the Target Business, together with all Leased Real Property Subleases, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Sellers or any of the Subsidiaries thereunder.

“Leased Real Property Subleases” means all leases, subleases, licenses or other agreements (written or oral) pursuant to which Seller or any of the Subsidiaries has conveyed an interest in, or right to use, any portion of the Leased Real Property.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Sellers or any of the Subsidiaries holds any Leased Real Property related to the Target Business, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Sellers or any of the Subsidiaries thereunder.

“Liabilities” means any and all liabilities or obligations of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings that are properly reflected in the Financial Statements, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Losses” means losses, Liabilities, costs, claims, damages, actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, dues, penalties, fines, amounts paid in settlement, Taxes, liens, expenses and fees, including court costs and reasonable attorneys’ fees and expenses or any obligation to pay any of the foregoing; provided, in no event shall “Losses” include (and “Losses” shall specifically exclude) lost profits, diminution in value, amounts based on multiples of earnings (unless actually paid to a third party as damages) and consequential, indirect, punitive and other special damages, regardless of the legal theory, that the subject Person may sustain.

“Magnum” means Magnum Power Products, LLC, the Delaware Limited Liability Corporation formed by and between FPP (with a 70% equity interest therein) and Navistar (with a 30% equity interest therein).

“Magnum Minority Interest” means the thirty percent (30%) ownership interest of Navistar Aftermarket Products, Inc. in Magnum.

“Material Adverse Effect” or “Material Adverse Change” means any effect, change, or state of facts that would be (or could reasonably be expected to be) materially adverse to the business, assets,

condition (financial or otherwise), operating results or operations of the Target Business, taken as a whole, or to the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether either Buyer has Knowledge of such effect or change on the date hereof), other than any adverse circumstance, change or effect arising out of (A) changes, events or developments affecting generally the industries or markets in which Sellers operate, including changes in the national or international markets for diesel engines or diesel engine components or in any other markets that supply raw materials to Sellers, or changes or developments in the use, adoption or non-adoption of technologies or industry standards, (B) changes in general economic or political conditions or the financing, currency or capital markets in general or changes in currency exchange rates or currency fluctuations, (C) this Agreement or the consummation of the transactions contemplated hereby, or the announcement hereof or thereof or any action taken by a party in accordance with this Agreement, (D) the enactment, repeal or change in any law, or any change in GAAP (or other applicable accounting standards) or any interpretation of any of the foregoing, (E) the announcement by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to Sellers, (F) the resignation or termination of any employee of Sellers, (G) any natural disaster, disease or pandemic, or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (H) any action required to be taken under this Agreement, any Law or any existing Contract by which either of the Sellers is bound or (I) any failure by Sellers to meet any internal projections or forecasts. For purposes of this definition, “the enactment, repeal or change in any Law” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law, order, protocol, practice or measure or any other requirement of Law of or by any governmental authority which occurs subsequent to the date hereof.

“Material Leased Real Property” means Leased Real Property set forth on Exhibit G.

“Microbial Matter” means the presence of fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including mold and mildew, whether or not such Microbial Matter is living.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” means unaudited consolidated and consolidating balance sheets and statements of income as of and for the Most Recent Fiscal Month End for Sellers and its Subsidiaries.

“Most Recent Fiscal Month End” means November 30, 2006.

“Most Recent Fiscal Year End” means December 31, 2005.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37) and all applicable regulations.

“Navistar” means Navistar Aftermarket Products, Inc., its Affiliates and any successor corporations.

“Net Investment” is determined by subtracting Assumed Liabilities (including minority interests) from Acquired Assets, all determined in accordance with GAAP accounting policies and using the specific accounting policies and practices historically employed by Sellers and consistently applied in preparing the Target Business’ quarterly Financial Statements. The principles, procedures and methodologies for determining Net Investment are set forth in Exhibit H hereto.

“Net Investment Peg Amount” means $28,234,053.67, the Net Investment amount calculated using the June 30, 2006 balance sheet, plus Two Million Five Hundred Thousand Dollars ($2,500,000.00). The calculation of the Net Investment Peg Amount is set forth in Exhibit I hereto.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of each of the Sellers and the Subsidiaries in the operation of their respective businesses.

“Outsourcing Asset Purchase Agreement” means that certain Outsourcing Asset Purchase Agreement, by and between Remy and Caterpillar Inc., pursuant to which Caterpillar Inc. will purchase from Remy certain capital machinery, equipment and specified inventory used in the remanufacture of heavy duty starters and alternators, which will be executed and delivered on or before the Closing Date.

“Outsourcing Supply Agreement” means that certain Outsourcing Supply Agreement, by and between Remy and Caterpillar Inc., in the form attached hereto as Exhibit J, pursuant to which Remy will appoint Caterpillar Inc. as its exclusive provider of remanufactured heavy duty starters and alternators which will be executed and delivered on or before the Closing Date, and in conjunction with which Remy and Caterpillar would also have entered into the Outsourcing Asset Purchase Agreement.

“Owned Real Property” means all land, together with all Improvements thereon or thereto, and all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Sellers or any of the Subsidiaries and used in the operation of the Target Business.

“Parent Assets” means the assets of Parent used in the operation of the Target Business and which will not be transferred to Buyer at the Closing. A list of the Parent Assets is included as Exhibit K.

“Party” means Buyer and Buyer’s Parent on the one hand, and Sellers and Sellers’ Parent on the other hand.

“Parties” means Buyer, Buyer’s Parent, Sellers and Sellers’ Parent, collectively.

“PBGC” means the Pension Benefit Guaranty Corporation as described in ERISA Section 4002 and all applicable regulations.

“Permits” means permits, approvals, consents or other authorizations required or granted by any governmental authority.

“Permitted Encumbrances” means (i) with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of the Target Business as currently conducted by Sellers and the Subsidiaries thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that do not or would not impair the use or occupancy of such Real Property in the operation of the Target Business as currently conducted by Sellers and the Subsidiaries thereon, and (ii) with respect to any personal property, the Liens set forth on Section 3(n) of the Disclosure Schedule which are set forth under the heading “Permitted Encumbrances”.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and all applicable regulations and Code Section 4975 and all applicable regulations.

“Real Estate Impositions” means Taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property.

“Real Property” means all Owned Real Property and all Leased Real Property, collectively.

“Real Property Laws” means applicable building, zoning, subdivision, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property.

“Real Property Permits” means certificates of occupancy, Permits, licenses, franchises, approvals and authorizations of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate the Target Business as currently conducted thereon.

“Reportable Event” has the meaning set forth in ERISA Section 4043 and all applicable regulations.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” means Sellers, Sellers’ Affiliates and, to the extent applicable, Sellers’ Subsidiaries and its and their directors, officers, employees, successors, and assigns.

“Silica Liability” means any Liability arising from, relating to, or based on the presence or alleged presence of silica in any product or item designed, manufactured, sold, marketed, installed, stored, transported, handled, or distributed at any time, or otherwise based on the presence or alleged presence of silica at any property or facility or in any structure, including any Liability arising from, relating to or based on any personal or bodily injury or illness related to silica.

“Subsidiary” means each entity in which FPP or IFS has any ownership interest and that is in any way used in and/or is necessary to the operation of the Target Business as it is currently operated, all of which are listed on Exhibit L. Subsidiaries of FPP or IFS that are not used in and/or are necessary to the operation are assets excluded from this acquisition and are listed on Exhibit E (Expressly Excluded Assets) and will not be included in the definition of “Subsidiary” for any purpose under this Agreement.

“Surveys” means surveys prepared by a licensed surveyor in the jurisdiction where the real property is located, satisfactory to Buyer, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b)(2), 13, 14, 15, and 16, and such other standards as the Title Company and Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer and the Title Company, in a form and with a certification satisfactory to each of such parties.

“Systems” means all computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Sellers and/or their Subsidiaries in the conduct of the Target Business but excluding any Parent Assets.

“Target Business” means the diesel engine remanufacturing business, the diesel engine component remanufacturing business, the distribution and packaging of new engine component business, and other related businesses, as conducted as of the Closing Date by FPP and IFS and their Subsidiaries.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” means a claim, suit, proceeding or investigation of a third-party (including a federal, state or local government agency (or any instrumentality thereof) concerning any matter that may give rise to a claim for indemnification against a Party pursuant to the terms of Section 8.

“Title Commitments” means a commitment for a 1992 ALTA Owner’s Title Insurance Policy or other form of policy acceptable to Buyer, issued by the Title Company, together with a copy of all documents referenced therein.

“Title Company” means a title insurance company satisfactory to Buyer.

“Title Policies” means title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) meeting the requirements set forth in Section 7(a).

“Transaction Agreements” means the Transition Services Agreement, the Outsourcing Supply Agreement, the Outsourcing Asset Purchase Agreement and the Assignment and Assumption Agreement.

“Transaction Insurance Company” shall mean the insurance company (or collectively the insurance companies) issuing the Transaction Insurance Policy.

“Transaction Insurance Policy” shall mean the insurance policy (or collectively the insurance policies) purchased by the Buyer pursuant to Section 7(a)(xxix).

“Transition Services Agreement” means that certain Transition Services Agreement, by and between Buyer and Remy, in substantially the form attached hereto as Exhibit M, which will be executed and delivered on the Closing Date.

“WARN Act” the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local Law, regulation, or ordinance.

“Welding Rod Liability” means any Liability arising from, relating to, or based on the presence or alleged presence of welding rods or welding rod fumes in any product or item designed, manufactured, sold, marketed, installed, stored, transported, handled, or distributed at any time, or otherwise based on the presence or alleged presence of welding rods or welding rod fumes at any property or facility or in any structure, including any Liability arising from, relating to or based on any personal or bodily injury or illness related to welding rods or welding rod fumes.

In addition to terms defined above, the following terms shall have the respective meanings given to them in the sections set forth below:

Defined term	Section
“Allocation Schedule”	Section 2(h)
“Bank Accounts”	Section 3(dd)
“Bulk Sales Laws”	Section 8(b)(vi)
“Buyer”	Preface
“Buyer’s Parent”	Preface
“Buyer’s Plans”	Section 6(g)(v)
“Buyer’s 401(k) Plan”	Section 6(g)(vi)
“Cap”	Section 8(e)(i)
“CERCLA”	Section 3(z)(v)
“COBRA”	Section 6(g)(viii)
“Deductible”	Section 8(e)(i)
“Distributions Due”	Exhibit H
“Estimated Net Investment”	Section 2(g)(i)
“Estimated Net Investment Deficiency”	Section 2(g)(i)
“Estimated Net Investment Surplus”	Section 2(g)(i)
“Final Disclosures”	Section 5(f)(ii)
“Final Net Investment Deficiency”	Section 2(g)(vi)(B)
“Final Net Investment Surplus”	Section 2(g)(vi)(C)
“FPP”	Preface
“IFS”	Preface
“Interim Disclosures”	Section 5(f)(i)
“Guarantees”	Section 7(b)(xi)
“Magnum Minority Interest”	Section 2(d)
“Material Consents”	Section 7(a)(iii)
“Material Contracts”	Section 3(p)
“Net Retained Earnings”	Exhibit H
“Notice of Disagreement”	Section 2(g)(iv)
“Original Excess”	Exhibit H
“Other Consents”	Section 6(b)(ii)
“Purchase Price”	Section 2(c)
“Sellers”	Preface
“Sellers’ Parent”	Preface
“Sellers’ 401(k) Plan”	Section 6(g)(vi)
“Sellers’ Transaction Representations and Warranties”	Section 8(a)
“Straddle Period”	Section 6(i)(i)
“SPCC”	Section 7(a)(xxvi)
“SWDA”	Section 3(z)(v)
“SWPPP”	Section 7(a)(xxvi)
“Target Business Employee Benefit Plan”	Section 3(x)(i)
“Termination Date”	Section 9(a)(ii)(D)
“Transferred Employees”	Section 6(g)(ii)

SECTION 2  BASIC TRANSACTION

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified in this Section 2.

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for the Assumed Liabilities from and after the Closing. Buyer will not assume or have any responsibility, however, with respect to any other Liability of Sellers not included within the definition of Assumed Liabilities.

(c) Purchase Price. Buyer agrees to pay to Sellers (i) One Hundred Fifty Million Dollars ($150,000,000), (ii) plus or minus, as applicable, the Final Net Investment Adjustment (collectively, the “Purchase Price”). Buyer agrees to pay to Sellers at the Closing the Closing Payment by wire transfer or delivery of other immediately available funds.

(d) Magnum Minority Interest. Prior to the Closing, FPP and Navistar shall enter into an agreement (the “FPP/Navistar Agreement re Magnum Obligations”), substantially in the form attached hereto as Exhibit D, whereby FPP shall agree to cause Magnum to satisfy all obligations to Navistar as soon as reasonably practicable following the Closing for unpaid distributions through the Closing Date which are due and payable to Navistar in respect of Navistar’s thirty percent (30%) interest in Magnum, taking into account any applicable deductions or reserves in accordance with the terms of the Limited Liability Company Agreement of Magnum. Buyer will assume as an Assumed Liability (i) all Liabilities and obligations related to the portion of the Magnum Minority Interest that relates to Navistar’s interest in Magnum’s net working capital and fixed assets and (ii) all Liabilities and obligations related to the Magnum Minority Interest arising out of or related to transactions entered into or events occurring after the Closing

(e) Closing. The Closing shall take place at the offices of Ice Miller LLP, in Indianapolis, Indiana, commencing at 9:00 a.m. local time on the Closing Date.

(f) Deliveries at Closing. At the Closing:

(i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a);

(ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b);

(iii) Sellers will execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments (including Real Property and Intellectual Property transfer documents) and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request;

(iv) Buyer will execute, acknowledge (if appropriate), and deliver to Sellers (A) the Assignment and Assumption Agreement and (B) such other instruments of assumption as Sellers and its counsel may reasonably request; and

(v) Buyer will deliver to Sellers (or to such parties and in such amounts as designated by Sellers in writing prior to the Closing) the Closing Payment.

(g) Net Investment Adjustment.

(i) At least five (5) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a statement calculated in accordance with the policies, procedures and methodologies outlined in Exhibit H attached hereto and the schedule of accounts provided therein, setting forth their good faith estimate of the Net Investment as of the Closing Date (the “Estimated Net Investment”). If the Estimated Net Investment is greater than the Net Investment Peg Amount (such excess, the “Estimated Net Investment Surplus”), the amount of the Closing Payment shall be increased by an amount up to the lesser of eighty percent (80%) of the Estimated Net Investment Surplus or $3,200,000. In the event that the Estimated Net Investment is less than the Net Investment Peg Amount (such deficiency, the “Estimated Net Investment Deficiency”), the amount of the Closing Payment shall be reduced by the amount of such Estimated Net Investment Deficiency.

(ii) Within sixty (60) days after the Closing Date, Sellers shall cause to be prepared and shall deliver to Buyer: (a) Closing Financial Statements; (b) the Net Investment as of the Closing Date; and (c) the Closing Net Investment Adjustment. Buyer shall provide Sellers and their accountants full access to the books and records of the Target Business, any other information, including working papers of its accountants, and to any employees, to the extent necessary for Sellers to prepare the Closing Financial Statements, Net Investment as of the Closing Date and Closing Net Investment Adjustment. Buyer agrees that following the Closing they shall not take any actions with respect to the books and records of the Target Business on which the Closing Financial Statements, Net Investment as of the Closing Date and Closing Net Investment Adjustment are to be based that are inconsistent with the Target Business’ past practices and the accounting methodologies used in calculating Net Investment Peg Amount.

(iii) Each of the Buyer and the Sellers agree that it will, and it will use reasonable efforts to cause its respective agents and representatives to, cooperate and assist in the preparation of the Closing Financial Statements, the Net Investment as of the Closing Date and the Closing Net Investment Adjustment and in the conduct of the reviews and dispute resolution process referred to in this Section 2(g).

(iv) During the thirty (30)-day period following Buyer’s receipt of the Closing Financial Statements, the Net Investment as of the Closing Date and the Closing Net Investment Adjustment as calculated by Sellers, Buyer and its independent accountants shall at their expense be permitted to review, and Sellers shall make available to them, the supporting schedules, analyses, working papers and other documentation of Sellers relating to the Closing Financial Statements, the Net Investment as of the Closing Date and the Closing Net Investment Adjustment and to ask questions, receive answers and request such other data and information from each of them as shall be reasonable under the circumstances. The Closing Financial Statements, the Net Investment as of the Closing Date and the Closing Net Investment Adjustment shall become final and binding upon the parties on the Business Day following the thirtieth (30th) day following delivery thereof (and the Net Investment as of the Closing shall be deemed the “Final Net Investment” and the Closing Net Investment Adjustment shall be deemed the “Final Net Investment Adjustment”), unless Buyer gives written notice of its good faith disagreement with Closing Financial Statements, the Net Investment as of the Closing Date or the Closing Net Investment Adjustment within such thirty (30) day period (“Notice of Disagreement”). Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and the disputed amount, and Buyer shall make available all supporting schedules, analyses, working papers and other documentation.

(v) During the fifteen (15)-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph or such longer period as Buyer and Sellers shall mutually agree in writing, Buyer and Sellers shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement, and in the event Buyer and Sellers are able to reach such resolution then the Net Investment as of the Closing Date and Closing Net Investment Adjustment, so agreed by them in writing shall be deemed the Final Net Investment and the Final Net Investment Adjustment. If, at the end of such fifteen (15)-day period (or such longer period as mutually agreed in writing between Buyer and Sellers), Buyer and Sellers have not so resolved such differences, Buyer and Sellers shall submit the dispute for resolution by the Accountants. If the issues in dispute are submitted to the Accountants for resolution: (A) the Parties shall use reasonable efforts to cause the Accountants to make their determination as soon as possible, but in no event later than thirty (30) days after receipt of the disputed matters; (B) each Party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party or its Affiliates (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (C) the Accountants’ determination shall be limited to only the matters of dispute which are raised in the Notice of Disagreement and the Accountants shall act solely as an arbitrator to determine, based solely on the information presented by the Parties and not by independent review, only those issues that remain in dispute; (D) the determination by the Accountants, as set forth in a written report delivered to the Parties by the Accountants, will be final, binding and conclusive on the Parties; and (E) the fees and any expenses of the Accountants be paid by Buyer and Sellers within fifteen (15) Business Days of such determination as follows: (1) if the Accountants adopt the position of Sellers, Buyer shall bear such fees and expenses; (2) if the Accountants adopt the position of Buyer, Sellers shall bear such fees and expenses; or (3) if the Accountants adopt a position within the range of the positions of Buyer and Sellers, each Party shall bear that percentage of such fees and expenses deemed reasonable by the Accountants in light of the final determination and the original positions of Buyer and Sellers. In the event a Party does not comply with the procedural and time requirements contained herein or such other procedural or time requirements as the Parties otherwise elect in writing, the Accountants shall render a decision based solely on the evidence they have which was timely filed by the Parties.

(vi) On the tenth (10th) Business Day following the final determination of the Final Net Investment as of the Closing Date:

(A) If the Final Net Investment is equal to the Net Investment Peg Amount plus or minus, as applicable, the Closing Net Investment Adjustment Payment, then there shall be no payments under this section;

(B) If the Final Net Investment is less than the Net Investment Peg Amount plus or minus, as applicable, the Closing Net Investment Adjustment Payment, then Sellers shall pay Buyer the amount by which the Net Investment Peg Amount, plus or minus, as applicable, the Closing Net Investment Adjustment Payment exceeds the Final Net Investment (the “Final Net Investment Deficiency”); and

(C) If the Final Net Investment is greater than the Net Investment Peg Amount plus or minus, as applicable, the Closing Net Investment Adjustment Payment, Buyer shall pay to Sellers the amount by which the Final Net Investment exceeds the Net Investment Peg Amount, plus or minus, as applicable, Closing Net Investment Adjustment Payment (the “Final Net Investment Surplus”).

Payments to either Party will be made by wire transfer of immediately available funds to such bank account as such other party will specify. In the event a Notice of Disagreement is given in accordance with Section 2(g)(ii) above, all sums paid by Buyer to Sellers or by Sellers to Buyer under this Section 2(g) shall bear interest from any after the Closing Date until so paid, at the Applicable Rate as of the Closing Date, on the basis of a 360-day year and actual days elapsed.

(h) Allocation. Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets and the covenant not to compete in Section 6(f) in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), the “Allocation Schedule”. Buyer shall deliver the Allocation Schedule to Sellers within ninety (90) days after the Closing Date. Sellers will have the right to raise reasonable objections to the Allocation Schedule within forty-five (45) days after its receipt thereof, in which event the Parties will negotiate in good faith to resolve such objections. If the Parties have not resolved such objections within thirty (30) days after the initiation of such attempts, such objections will be resolved by the Accountants, whose fees and expenses will be borne equally by the Buyer and the Sellers. The Parties will be bound by the determination of the Accountants. Buyer and Sellers and their Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation Schedule. Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer nor Sellers shall take any position (whether in audits, Tax returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law and only after notice to the other Party. In the event such allocation is disputed by any Tax authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party concerning the dispute.

SECTION 3 SELLERS’ REPRESENTATIONS AND WARRANTIES

Sellers and Remy represent and warrant to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule accompanying this Agreement, as the same may be updated prior to the Closing in accordance with the terms of this Agreement. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3, and items listed on any Section of the Disclosure Schedule pursuant to this Section 3 shall be broken down by reference to the applicable Seller or Subsidiary, as applicable. The inclusion of any information in the Disclosure Schedule to this Agreement shall not be deemed to be an admission or acknowledgment by either of Sellers, in and of itself, that such information is required to be listed on the Disclosure Schedule or is material to or outside the Ordinary Course of Business or that it has a Material Adverse Effect on Sellers and the Target Business. Items disclosed under any particular Section shall only be deemed as disclosed for that specific Section of the Disclosure Schedule and not generally. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(a) Organization, Qualification and Corporate Power. FPP and IFS are corporations duly organized and validly existing under the Laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed, and for which no articles of dissolution have been filed with the Indiana Secretary of State. Remy is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authorization of Transaction. Each of the Sellers has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the boards of directors of each Seller and the stockholders of each Seller have duly authorized the execution, delivery, and performance of this Agreement by each Seller. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions. FPP and IFS have all requisite corporate power and authority to own, lease and operate their respective properties and to conduct their respective businesses in the manner where now conducted and each of them is duly licensed or qualified to do business as a foreign corporation and is in good standing (or its equivalent) in each jurisdiction in which the nature of their respective properties and assets or the conduct of their respective businesses requires them to be so licensed or qualified. Section 3(b) of the Disclosure Schedule sets forth a list of each jurisdiction in which FPP and IFS are licensed or qualified to do business as a foreign corporation.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2, but subject to receiving the Material Consents and the Other Consents), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Sellers or any of the Subsidiaries is subject or any provision of the charter or bylaws of Sellers or any of the Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Sellers or any of the Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). None of Sellers or the Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, other than (i) such filings and consents as may be required under the Hart-Scott-Rodino Act, in order for the Parties to consummate the transactions contemplated by this Agreement, (ii) the Material Consents, (iii) the Other Consents, (iv) the consents set forth in Section 7(b)(xii) of the Disclosure Schedule, and (v) except as set forth on Section 3(c) of the Disclosure Schedule.

(d) Brokers’ Fees. Sellers have no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. No Subsidiary has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Except for Sellers’ engagement of Brookwood Associates, LLC and for any transaction fee payable to Brookwood Associates, LLC, Sellers have not employed any broker or finder and have not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement. Sellers will be responsible for paying all costs, transaction fees and expenses related to Sellers’ engagement of Brookwood Associates, LLC.

(e) Title to and Sufficiency of the Acquired Assets. Except as set forth in Section 3(n) of the Disclosure Schedule, Sellers and the Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in the Acquired Assets, free and clear of all Liens, except for the Permitted Encumbrances. Except for the Parent Assets and the services to be provided to Buyer pursuant to the Transition Services Agreement, the Acquired Assets and the assets of the Subsidiaries are sufficient for the continued conduct of the Target Business by Buyer after the Closing in substantially the same manner as conducted by Sellers and the Subsidiaries prior to the Closing.

(f) Subsidiaries. Except for as set forth in Section 3(f) of the Disclosure Schedule, neither FPP nor IFS has any direct or indirect equity interest by stock ownership or otherwise in any other corporation, limited liability company, partnership, joint venture, firm association or business enterprise. Additionally, Section 3(f) of the Disclosure Schedule sets forth for each Subsidiary (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Each Subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Each Subsidiary is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required. Each Subsidiary has full corporate power and authority and all licenses, Permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Sellers have delivered to Buyer correct and complete copies of the charter and bylaws of each Subsidiary (as amended to date). All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth in Section 3(f) of the Disclosure Schedule:

(i) FPP, IFS or one or more of the Subsidiaries hold of record and own beneficially all of the outstanding shares (or equity interest) of each Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities Laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands.

(ii) There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require Sellers or any of the Subsidiaries to sell, transfer or otherwise dispose of any capital stock (or equity interest) of any of the Subsidiaries or that could require any Subsidiary to issue, sell or otherwise cause to become outstanding any of its own capital stock or equity interest (other than this Agreement).

(iii) There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary.

(iv) There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock (or equity interest) of any Subsidiary.

(v) There are no dividends which have accrued or have been declared but which are unpaid on the equity interests of any joint venture or limited liability corporation.

The minute books (containing the records of meetings of the stockholders (or equity members), the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each Subsidiary are correct and complete. None of the Subsidiaries is in default under or in violation of any provision of its charter or bylaws. Neither FPP, IFS nor any of the Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary. Except for the Subsidiaries set forth in Section 3(f) of the Disclosure Schedule, neither FPP, IFS nor any of the Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g) Financial Statements. The Financial Statements (A) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except the Financial Statements (i) do not include a statement of cash flows, (ii) do not include a statement of changes in shareholders’ equity, (iii) are subject to the exceptions set forth on Section 3(g) of the Disclosure Schedule, (iv) exclude footnote disclosures, and (v) were prepared for the internal management purposes of Sellers and the Target Business was not consistently conducted on a full and complete stand-alone basis through separate entities), (B) present fairly in all material respects the consolidated financial condition of the Target Business including the Subsidiaries as of such dates and the results of operations of the Target Business including the Subsidiaries for such periods, and (C) are consistent with the books and records of the Target Business including the Subsidiaries; provided, however, that the Most Recent Financial Statements are subject to normal year-end and quarter-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Remy warrants that, at the time of its filing of the applicable 10K, the audited December 31, 2005 financial statement of Remy filed with the Securities and Exchange Commission did not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained in the financial statement not misleading as of the date filed.

(h) Events Subsequent to June 30, 2006 Financial Statements. Since June 30, 2006, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date, except as set forth in Section 3(h) of the Disclosure Schedule:

(i) neither FPP, IFS, nor any of the Subsidiaries has sold, leased, transferred, or assigned any assets, tangible or intangible, involving more than $75,000;

(ii) neither FPP, IFS, nor any of the Subsidiaries has entered into any letter of intent, Contract (or series of related letters of intent or Contracts) either involving more than $75,000 or outside the Ordinary Course of Business;

(iii) no party (including Sellers and any of the Subsidiaries) has accelerated, terminated, modified, or cancelled any Contract (or series of related Contracts) involving more than $75,000 to which FPP, IFS or any of the Subsidiaries is a party or by which any of them is bound;

(iv) neither FPP, IFS nor any of the Subsidiaries has imposed or permitted to exist any Lien, other than Permitted Encumbrances, upon any of its assets, tangible or intangible;

(v) neither FPP, IFS nor any of the Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $75,000 or outside the Ordinary Course of Business;

(vi) neither FPP, IFS nor any of the Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $75,000 or outside the Ordinary Course of Business;

(vii) neither FPP, IFS nor any of the Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $75,000 singly;

(viii) neither FPP, IFS nor any of the Subsidiaries has delayed or postponed the payment of accounts payable or any other Liabilities outside the Ordinary Course of Business;

(ix) neither FPP, IFS nor any of the Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $75,000 or outside the Ordinary Course of Business;

(x) neither FPP, IFS nor any of the Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) neither FPP, IFS nor any of the Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock (or equity interest), or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock (or equity interest);

(xii) neither FPP, IFS nor any of the Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or equity interest (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or equity interest;

(xiii) neither FPP, IFS nor any of the Subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to its property in excess of $75,000;

(xiv) neither FPP, IFS nor any of the Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xv) neither Sellers nor any of the Subsidiaries has entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement that relates to the Target Business;

(xvi) neither Sellers nor any of the Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees of FPP, IFS or any of the Subsidiaries outside the Ordinary Course of Business;

(xvii) neither Sellers nor any of the Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any of FPP’s, IFS’ or any Subsidiaries’ directors, officers, and employees (or taken any such action with respect to any other Target Business Employee Benefit Plan);

(xviii) neither Sellers nor any of the Subsidiaries has made any other change in the wages, rates of pay or other terms and conditions of employment of any of FPP’s, IFS’ or any Subsidiaries’ directors, officers, and employees outside the Ordinary Course of Business;

(xix) neither FPP, IFS nor any of the Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xx) there has not been any other material payment, occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving FPP, IFS or any of the Subsidiaries;

(xxi) neither FPP, IFS nor any of the Subsidiaries has discharged any material Liability or Lien outside the Ordinary Course of Business;

(xxii) neither FPP, IFS nor any of the Subsidiaries has made any loans or advances of money in an amount exceeding $75,000;

(xxiii) neither Sellers nor any of the Subsidiaries has entered into any agreement pertaining to the Target Business and concerning non-competition or exclusive dealing; and

(xxiv) neither Sellers nor any of the Subsidiaries has agreed or committed to any of the foregoing.

(i) Undisclosed Liabilities. Neither FPP, IFS nor any of the Subsidiaries has any Liability (and to Sellers’ and Remy’s Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, or demand against any of them giving rise to any Liability) of the nature required to be disclosed as of the Closing Date in the liabilities column of a balance sheet in accordance with GAAP, except for (i) Liabilities set forth on the Most Recent Balance Sheet, (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, infringement, or violation of law), (iii) items disclosed in Section 3(i) of the Disclosure Schedule, (iv) Liabilities that will be reflected on the Closing Financial Statements, (v) obligations arising under the terms of this Agreement, and (vi) other non-material Liabilities.

(j) Legal Compliance. Each of the Sellers, the Subsidiaries, and their respective predecessors and Affiliates has complied in all material respects with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters. As of the Closing Date:

(i) Each of the Sellers and the Subsidiaries has timely filed all Tax Returns that it was required to file under applicable Laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Laws and regulations. All Taxes due and owing by Sellers or any of the Subsidiaries (as shown on any Tax Returns) have been paid. Neither Sellers nor any of the Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Sellers or any of the Subsidiaries does not file Tax Returns that Sellers or any of the Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Sellers or any of the Subsidiaries.

(ii) Each of the Sellers and the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) Neither Remy, Sellers nor any Subsidiary has Knowledge of any Basis on which any authority may assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Sellers or any of the Subsidiaries. Except as set forth in Section 3(k)(iii) of the Disclosure Schedule, neither Sellers nor any of the Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where

Sellers or the Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Sellers or any of the Subsidiaries. Section 3(k)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Sellers or any of the Subsidiaries for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Sellers or any of the Subsidiaries filed or received since December 31, 2002.

(iv) Neither Sellers nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) The unpaid Taxes of Sellers and the Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and (B) should not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers and the Subsidiaries in filing their Tax Returns.

(vi) Neither Sellers nor any of the Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that are not deductible under Code Section 280G. Neither Sellers nor any of the Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Sellers and the Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Sellers nor any of the Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither Sellers nor any of the Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was one of Sellers) or (B) has any Liability for the Taxes of any Person (other than Sellers or any of the Subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(vii) Section 3(k)(vii) of the Disclosure Schedule sets forth the following information with respect to each of the Subsidiaries as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Subsidiary in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, or excess charitable contribution allocable to the Subsidiary; (C) the amount of any deferred gain or loss allocable to the Subsidiary arising out of any intercompany transaction; and (D) the amount of any Excess Loss Account of the Subsidiary in the stock of another Subsidiary.

(viii) None of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision or administrative rule of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date or (E) prepaid amount received on or prior to the Closing Date.

(ix) Neither Sellers nor any of the Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

(x) FPP will be liable for reporting all distributable partnership income or loss and paying any resulting taxes related to the Magnum partnership interest owned for the taxable period ending on or prior to the Closing Date.

(xi) Sellers, in any year prior to, and including the year of Closing, have not participated in any transaction that is similar to the transactions listed in the “Reportable Transactions Schedule” attached hereto as Exhibit R.

(l) Real Property.

(i) There is no Owned Real Property used in the operation of the Target Business.

(ii) Section 3(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property (including the date and name of the parties to such Lease document). Sellers have delivered to Buyer a true and complete copy of each such Lease document and, in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3(l)(ii) of the Disclosure Schedule, with respect to each of the Leases: (A) such Lease is legal, valid, binding, enforceable and in full force and effect; (B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (C) neither Sellers’ nor any of the Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease; (D) neither Sellers, nor any of the Subsidiaries, nor any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full; (F) neither Sellers nor any of the Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Sellers or any of the Subsidiaries; (H) neither Sellers nor any of the Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; (I) neither Sellers nor any of the Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein; and (J) there are no Liens on the estate or interest created by such Lease.

(iii) The Leased Real Property identified in Section 3(l)(ii) of the Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise related to, the Target Business; and neither Sellers nor any of the Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(iv) There is no Leased Real Property used in the Target Business located outside the United States.

(v) Section 3(l)(v) of the Disclosure Schedule sets forth a true and complete list of all Leased Real Property Subleases, including the date and name of the parties to each Landlord Lease document. Seller has delivered to Buyer a true and complete copy of each Landlord Lease document and, in the case of any oral agreement, a written summary of the material terms of such agreement. Except as set forth in Section 3(l)(v) of the Disclosure Schedule, with respect to each of the Landlord Leases: (i) such Landlord Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither Seller, nor any of the Subsidiaries, nor any other party to such Landlord Lease is in breach of or default thereunder, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach of or default thereunder; (iii) no security deposit or portion thereof deposited with respect to such Landlord Lease has been applied in respect of a breach or default under such Landlord Lease that has not been redeposited in full; (iv) neither Seller nor any of the Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Landlord Lease; (v) the other party to such Landlord Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller or any of the Subsidiaries; (vi) the other party to such Landlord Lease has not subleased, licensed or otherwise granted any Person the right to use or occupy the premises demised thereunder or any portion thereof; (vii) the other party has not collaterally assigned or granted any other Lien in such Landlord Lease; and (viii) there are no Liens on the estate or interest created by such Landlord Lease.

(m) Intellectual Property.

(i) Sellers and the Subsidiaries own and possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, permission or other right, all Intellectual Property currently used for the operation of the Target Business as presently conducted and as presently proposed to be conducted by Sellers and the Subsidiaries. Each item of Intellectual Property owned or used by Sellers or any of the Subsidiaries immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

(ii) Neither Sellers nor any of the Subsidiaries has received written notice alleging that it has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties (including any claim that Sellers or any of the Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Sellers or any of the Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Sellers or any of the Subsidiaries.

(iii) Section 3(m)(iii) of the Disclosure Schedule identifies each issued patent (including utility, model and design patents, supplementary protection certificates, certificates of invention and the like) and registered trademark (including service marks) that has been issued to Sellers or any of the Subsidiaries with respect to any of the Target Business’ Intellectual Property, identifies each pending patent application (including utility, model and design patents, supplementary design certificates, certificates of invention and the like) and each application for trademark and service mark registration that Sellers or any of the Subsidiaries has made with respect to any of the Target Business’ Intellectual Property, and identifies each license, sublicense, agreement or other permission that Sellers or any of the Subsidiaries has granted to any third party with respect to any of the Target Business’ Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(m)(iii) of the Disclosure Schedule also identifies each material unregistered trademark, service mark, trade name, corporate name, or Internet domain name used by Sellers or any of the Subsidiaries in connection with the Target Business. With respect to each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Disclosure Schedule: (A) Sellers and the Subsidiaries own or possess sufficient right, title, and interest in and to the item necessary for the operation of the Target Business as presently conducted and as presently proposed to be conducted by Sellers and the Subsidiaries, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure; (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (C) to the Knowledge of Sellers or the Subsidiaries, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and (D) no loss or expiration of the item is threatened, pending or reasonably foreseeable, except for licenses expiring in accordance with their terms, domain names expiring on applicable expiration dates, or patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or the Subsidiaries, including a failure by Sellers or the Subsidiaries to pay any required maintenance fees).

(iv) Section 3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property, including computer software (other than commercially available off-the-shelf software purchased or licensed for less than a total licensing cost of $1,000 in the aggregate), that any third party owns and that Sellers or any of the Subsidiaries use in the Target Business pursuant to license, sublicense, agreement or permission. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(m)(iv) of the Disclosure Schedule: (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect (subject to creditors’ rights, generally); (B) subject to Section 6(b)(ii), the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby; (C) to the Knowledge of Sellers, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) are true and correct with respect to the underlying license; (F) to the Knowledge of Sellers and all of the Subsidiaries, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (G) to the Knowledge of Sellers and the Subsidiaries, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property.

(v) Sellers and Sellers’ Parent agree to grant Buyer and Buyer’s Parent a paid-up royalty-free license to copy, use and modify all custom software code associated with MFG/Pro instance used in the Target Business, including but not limited to CET, EDI Maps, customer reports and forms.

(vi) To the Knowledge of Remy and/or Sellers (A) neither Sellers nor any of the Subsidiaries has interfered with, infringed upon, or misappropriated, any Intellectual Property rights of third parties as a result of the continued operation of the Target Business as presently conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any third party) have been received.

(vii) Sellers have no Knowledge of any new products, inventions, procedures or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any material product or process of Sellers or any of the Subsidiaries or to materially limit the Target Business as presently conducted.

(viii) Sellers and the Subsidiaries have taken all necessary and reasonably appropriate actions to maintain and protect all of the issued or registered Intellectual Property owned by Sellers and the Subsidiaries used in the Target Business and will continue to maintain and protect all of the Intellectual Property of Sellers and the Subsidiaries used in the Target Business prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of Sellers and the Subsidiaries, the owners of any of the Intellectual Property used in the Target Business and licensed to Sellers and the Subsidiaries have taken all necessary and reasonably appropriate actions to maintain and protect the Intellectual Property covered by such license.

(ix) Sellers and the Subsidiaries have complied in all material respects with and are presently in compliance in all material respects with all foreign, federal, state, local, governmental (including the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property used in the Target Business and Sellers shall take all steps necessary to ensure such compliance until Closing.

(x) All commercially reasonable efforts have been taken to maintain the confidentiality of all non-public Intellectual Property included in the Acquired Assets, and all other information included in the Acquired Assets the value of which is contingent upon the maintenance of the confidentiality thereof. Without limiting the generality of the foregoing, except as set forth in Section 3(m)(x) of the Disclosure Schedule, each current employee, officer and director of the Sellers and the Subsidiaries who has had access to proprietary information with respect to the Target Business and the Subsidiaries has entered into an agreement for maintaining the confidential information of the Sellers and the Subsidiaries.

(n) Tangible Assets. Other than the Remy Assets, FPP, IFS and the Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Target Business as presently conducted and as presently proposed to be conducted by Sellers and the Subsidiaries. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. Except as set forth in Section 3(n) of the Disclosure Schedule and except for Inventory disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, FPP, IFS and the Subsidiaries have (i) good and marketable title to all of the material tangible personal property and tangible assets which they own, and (ii) valid leasehold interests in all leases of material tangible personal property which they lease, in each case free and clear of any Liens, other than Permitted Encumbrances.

(o) Inventory. Except as set forth in Section 3(o) of the Disclosure Schedule, the inventory of FPP, IFS and the Subsidiaries reflected on the Most Recent Balance Sheet(s) consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is fit for the purpose for which it was procured or manufactured and none of which is slow-moving (except core inventory), obsolete, damaged (according to general standards in the remanufacturing industry), or defective (according to general standards in the remanufacturing industry), subject to the reserves for inventory set forth on the Most Recent Balance Sheet in accordance with the past custom and practice of Sellers and the Subsidiaries.

(p) Contracts. Section 3(p)(1) of the Disclosure Schedule lists the following Contracts to which FPP, IFS or any of the Subsidiaries is a party (the “Material Contracts”):

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $75,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to FPP, IFS or any of the Subsidiaries, or involves consideration in excess of $250,000 in any twelve (12) month period;

(iii) any agreement concerning a partnership, joint venture, or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $75,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or non-competition or exclusive dealing entered into by Sellers in the Ordinary Course of Business;

(vi) any agreement involving any stockholder of Sellers and its Affiliates (other than FPP, IFS and the Subsidiaries);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, independent contractor or other basis providing annual compensation in excess of $100,000 or providing severance benefits or providing benefits under the terms of any Target Business Employee Benefit Plan;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(xii) any agreement under which it has granted any Person any registration rights with respect to shares of stock of Sellers or any of the Subsidiaries (including demand and piggyback registration rights);

(xiii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $75,000;

(xiv) any agreement under which FPP, IFS or any of the Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $75,000 during any twelve (12)-month period;

(xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $250,000 during any twelve (12)-month period;

(xvi) any undocumented supply or purchase agreement, or any undocumented amendment to any supply or purchase agreement involving consideration in excess of $75,000 during any twelve (12)-month period; or

(xvii) all Contracts that require the Consent of the other party to the Contract in order for Buyer to assume the Contract.

Sellers have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 3(p)(1) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement listed in Section 3(p)(1) of the Disclosure Schedule. Except as set forth in Section 3(p)(2) of the Disclosure Schedule, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect (subject to creditors’ rights, generally); (B) subject to the provisions of Section 6(b)(ii), the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2); (C) Sellers are not in breach of the agreement and, to Seller’s Knowledge, no other party is in breach or default and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. Sellers represent and warrant that the Contracts listed on Exhibit E, Annex E-4, have been fully performed and have no remaining benefit, financial or otherwise, to the Target Business, and that the only remaining financial obligations for the Target Business under those Contracts are those expressly listed on Exhibit E, Annex E-4.

(q) Accounts Receivable. All Accounts Receivable of Sellers set forth on the Most Recent Balance Sheet represent, as of the respective dates thereof, valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business (net of reserves shown on the Most Recent Balance Sheet for bad debt, sales allowances and sales returns). The Accounts Receivable of Sellers created since the Most Recent Fiscal Month End have been created in the Ordinary Course of Business consistent with past practice. Section 3(q) of the Disclosure Schedule sets forth a complete and accurate list of the Accounts Receivable of Sellers as of November 30, 2006 (or such later date identified in such list), which list sets forth the aging of such Accounts Receivable.

(r) Powers of Attorney. Other than as set forth in Section 3(r) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of FPP, IFS or any of the Subsidiaries.

(s) Insurance. Section 3(s) of the Disclosure Schedule sets forth a list of all material insurance policies currently in effect which inure to the benefit of Sellers and the Subsidiaries, insuring the products, properties, assets, business and operations of the Target Business and their potential liabilities to third parties, and all general liability policies maintained by or for the benefit of the Target Business. With respect to each such insurance policy, the policy is in full force and effect and will not cease to be in full force and effect by virtue of the consummation of this transaction contemplated by this Agreement. Section 3(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Sellers or any of the Subsidiaries covering or relating to the Target Business.

(t) Litigation. Section 3(t) of the Disclosure Schedule sets forth each instance in which FPP, IFS or any of the Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or, to the Knowledge of Sellers or the Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(t) of the Disclosure Schedule could reasonably be expected to result in any Material Adverse Change. Neither, Remy nor Seller has any Knowledge that any action, suit, proceeding, hearing, or investigation may be brought or threatened against FPP, IFS or any of the Subsidiaries or that there is any Basis for the foregoing. There are no actions, suits, claims or proceedings pending or threatened against or involving Sellers or any of their assets or properties by or before any Authority that question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against Sellers or any of their assets or properties which prohibit or enjoin the consummation of the transactions contemplated hereby.

(u) Product Warranty. Each product manufactured, sold, leased, or delivered by FPP, IFS or any of the Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither FPP, IFS nor any of the Subsidiaries has any Liability (and, to the Knowledge of Sellers there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject to the reserve for product warranty claims set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom, policy and practice of FPP, IFS and the Subsidiaries. Such reserve for product warranty claims was established in good faith and was determined to be sufficient as to exposure in accordance with the past custom, policy and practice of FPP, IFS and the Subsidiaries. Section 3(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for FPP, IFS and each of the Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by FPP, IFS or any of the Subsidiaries is subject to any guaranty, warranty, or indemnity beyond any applicable standard terms and conditions of sale or lease set forth in Section 3(u) of the Disclosure Schedule.

(v) Product Liability. Neither Remy, FPP, IFS nor any of the Subsidiaries has any Liability (and, to the Knowledge of Remy or Sellers there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by FPP, IFS or any of the Subsidiaries, subject to the reserve for product warranty claims set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FPP, IFS and the Subsidiaries. .

(w) Employees.

(i) With respect to the Target Business: (A) other than as set forth in Section 3(p)(viii) of the Disclosure Schedule, there is no collective bargaining agreement with any Labor Organization, and to the Knowledge of Remy, Sellers, or any of the Subsidiaries, no Labor Organization has, following an election or by any other means, been recognized or certified as the exclusive representative of all the employees in any unit deemed appropriate for purposes of collective bargaining; (B) to the Knowledge of Remy, Sellers or any of the Subsidiaries, no executive or manager of Sellers or any of the Subsidiaries (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or Buyer to conduct the Target Business; (C) no Labor Organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (D) to the Knowledge of Remy, Sellers or any of the Subsidiaries, no organizing campaign or decertification efforts involving any Labor Organization are underway or threatened and no other question concerning representation or recognition of the bargaining status of any Labor Organization exists; (E) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Remy, Sellers or any of the Subsidiaries, threatened; (F) there is no workmen’s compensation liability, experience, or matter that could reasonably be expected to have a Material Adverse Effect; (G) except as set forth in Section 3(w)(i) of the Disclosure Schedule, there is no charge, complaint, grievance, investigation, inquiry, or obligation of any kind, pending or threatened in any forum, involving a current or former employee and relating to an alleged violation or breach by Sellers or any of the Subsidiaries (or its or their officers or directors) of any Law, regulation, or Contract; and (H) no employee or agent of Sellers or any of the Subsidiaries has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (G) above.

(ii) Except as set forth in Section 3(w)(ii) of the Disclosure Schedule, in relationship to the Target Business (A) there are no employment Contracts or severance agreements with any employees of Sellers or any of the Subsidiaries, and (B) there are no written personnel policies, rules, or procedures applicable to employees of Sellers or any of the Subsidiaries.

(iii) With respect to this transaction and the Target Business, any notice required under any Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past three (3) years, neither Sellers nor any of the Subsidiaries has implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to Buyer.

(iv) Section 3(w)(iv) of the Disclosure Schedule sets forth (i) the name and total compensation (including accrued bonuses) of each officer working in the day-to-day operations of FPP, IFS and the Subsidiaries and each other employee of FPP, IFS and the Subsidiaries whose total compensation for 2006 is expected to exceed $100,000, (ii) all wage or salary increases or bonuses received by such persons since December 31, 2005, and any accrual for such increases or bonuses (however, excluding the amount of any bonuses to be paid to any personnel from Remy or an Affiliate related to the consummation of the transactions contemplated hereby), and (iii) all commitments or agreements by FPP, IFS and the Subsidiaries to increase the wages or modify the conditions or terms of employment of any of their respective employees other than in the Ordinary Course of Business.

(x) Employee Benefits.

(i) Section 3(x) of the Disclosure Schedule lists each Employee Benefit Plan that Remy, Sellers or any of the Subsidiaries maintains or has maintained in the six (6)-year period immediately preceding the Closing (i) for the benefit of the employees, retirees or former employees of the Target Business or any of their dependents, survivors or beneficiaries, (ii) to which FPP, IFS or any of the Subsidiaries contributes or has any obligation to contribute, or (iii) with respect to which FPP, IFS or any of the Subsidiaries contributes, has contributed or has any obligation to contribute, or with respect to which FPP, IFS or any of the Subsidiaries has any Liability (collectively, the “Target Business Employee Benefit Plans” or individually, a “Target Business Employee Benefit Plan”).

(A) Each such Target Business Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws and regulations.

(B) All required reports and descriptions (including Form 1099-R, Form PBGC-1, Form 5500 annual reports and required attachments (including any required independent audit report, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code and all applicable regulations with respect to each such Target Business Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Target Business Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA. All required Tax filings with respect to each Target Business Employee Benefit Plan have been made, including IRS Form 990-T and 5330, and any Taxes due in connection with each such filing have been paid.

(C) All premiums, contributions (including all employer contributions and employee salary reduction contributions), or other payments that are required to be made to or with respect to each Target Business Employee Benefit Plan with respect to the service of employees or former employees of the Target Business as of the Closing Date have been made within the time periods prescribed by ERISA and the Code and all applicable regulations to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of Sellers and the Subsidiaries.

(D) Each such Target Business Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Target Business Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Target Business Employee Benefit Plan. All such Target Business Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(E) There have been no Prohibited Transactions with respect to any such Target Business Employee Benefit Plan or any Target Business Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Target Business Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Target Business Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Remy, Sellers or the Subsidiaries, threatened. Neither Remy, nor Sellers has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation. None of the Target Business Employee Benefit Plans nor any Fiduciary thereof has ever been the direct or indirect subject of a cause of action, order, investigation or examination of any kind. There are no matters pending before the Internal Revenue Service, the Department of Labor, the PBGC, any court of any jurisdiction, or any other governmental agency with respect to any Target Business Employee Benefit Plan.

(F) Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), the most recent actuarial report, the most recent actuarial valuation, and all related trust agreements, insurance Contracts, claims, data and other funding arrangements that implement each such Target Business Employee Benefit Plan.

(ii) Except as set forth on Section 3(x) of the Disclosure Schedule, neither Remy, Sellers, nor any of the Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3 (35) and all applicable regulations) in relationship to the employees of the Target Business. No asset of Sellers or any of the Subsidiaries used in the Target Business is subject to any Lien under ERISA or the Code or any applicable regulations.

(iii) Neither Remy, Sellers, nor any of the Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201 and all applicable regulations) under or with respect to any Multiemployer Plan with respect to the employees of the Target Business.

(iv) Except as set forth on Section 3(x) of the Disclosure Schedule, neither Remy, FPP, IFS nor any of the Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any Liability with respect to, any Target Business Employee Benefit Plan that is an Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of FPP, IFS or any of the Subsidiaries or of any other Person other than in accordance with COBRA. Neither Sellers nor any Subsidiary has an obligation to provide post-retirement medical or other benefits to any of the employees or former employees of the Target Business or their survivors, dependents or beneficiaries. Sellers and its Subsidiaries may terminate any such post-retirement medical, life insurance or other benefits upon thirty (30) days’ notice or less without any liability therefor.

(v) None of Buyer, Sellers or any of its Subsidiaries shall incur any liability under any Target Business Employee Benefit Plan, including any severance agreement, deferred compensation agreement, or employment agreement, as a result of the consummation of the transactions contemplated by this Agreement.

(vi) All executive compensation plans (formal or informal) that constitute Target Business Employee Benefit Plans comply with the executive compensation Laws under Code Section 409A, as amended, and the regulations promulgated thereunder.

(y) Guaranties. Except as set forth in Section 3(y) of the Disclosure Schedule, neither FPP, IFS nor any of the Subsidiaries is a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters. Except as disclosed in Section 3(z) of the Disclosure Schedule:

(i) Each of the Sellers and the Subsidiaries has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each of the Sellers and the Subsidiaries has obtained and complied with, and is in compliance with, all Permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of the Target Business; and a list of all such Permits, licenses and other authorizations is set forth on Section 3(z)(ii) of the Disclosure Schedule.

(iii) Neither Remy, Sellers nor any of the Subsidiaries have received any written, or oral (to the Knowledge of Remy or Sellers), notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to the Target Business or the Subsidiaries or their facilities arising under Environmental, Health, and Safety Requirements.

(iv) None of the following exists or has existed at any property or facility currently owned or operated by the Target Business, FPP, IFS or the Subsidiaries and, to the Knowledge of Remy and Sellers: (A) underground storage tanks, (B) asbestos-containing material in any form or condition, (C) materials or equipment containing polychlorinated biphenyls, (D) landfills, surface impoundments, or disposal areas, or (E) Microbial Matter or water intrusion that could lead to the formation of Microbial Matter.

(v) Neither the Target Business, FPP, IFS nor any of the Subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such Hazardous Material) in noncompliance of any Environmental, Health and Safety Requirements so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”), the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq., as amended (“SWDA”), or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transactions that are contemplated by this Agreement will result in any obligations for site investigation or clean up, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii) Neither FPP, IFS nor any of the Subsidiaries have designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, and none of such entities is or will become subject to any Asbestos Liabilities.

(viii) Neither FPP, IFS nor any of the Subsidiaries have assumed, undertaken or, to the Knowledge of Sellers or Remy, otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(ix) No facts, events or conditions relating to the present facilities, properties or operations of FPP, IFS or the Subsidiaries will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including any relating to on-site or off-site releases or threatened releases of Hazardous Materials, wastes, personal injury, property damage or natural resources damage.

(x) FPP, IFS and the Subsidiaries have furnished to Buyer all environmental audits, reports and other material environmental documents relating to their or their respective predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession or under their reasonable control.

(xi) Neither FPP, IFS nor any of the Subsidiaries have designed, manufactured, sold, marketed, installed or distributed products or other items containing welding rods or that could result in fumes from welding rods and none of such entities is or will become subject to any Welding Rod Liability.

(xii) Neither FPP, IFS nor any of the Subsidiaries have designed, manufactured, sold, marketed, installed or distributed products or other items containing silica and none of such entities is or will become subject to any Silica Liability.

(xiii) There are no environmental Liens on any of the Real Property arising as a result of any actions taken or omitted to be taken by FPP, IFS or the Subsidiaries and, to the Knowledge of Sellers, no actions have been taken by any Authority with respect to any of the Real Property or are in process or pending, to impose an environmental Lien with respect to the Real Property as a result of any such actions.

(xiv) No Real Property presently or heretofore owned or operated by the Target Business, FPP, IFS or the Subsidiaries is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any comparable state list, and neither Sellers nor any of the Subsidiaries has received any written notice of potential liability from any Person under or relating to CERCLA or any comparable state or local Law.

(xv) To the Knowledge of Sellers or Remy, no off-site location at which FPP, IFS or the Subsidiaries has disposed or arranged for the disposal of any Hazardous Materials or waste is listed on the National Priorities List or on any comparable state list and neither Sellers nor the

Subsidiaries has received any written notice from any Person with respect to any such off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

(aa) Certain Business Relationships with Sellers and the Subsidiaries. None of the stockholders of Sellers nor any of their Affiliates, directors, officers, employees or stockholders of any stockholder of Sellers, nor any of Sellers’ and the Subsidiaries’ directors, officers, employees, or stockholders have been involved in any business arrangement or relationship with Sellers or any of the Subsidiaries within the past twelve (12) months, and none of the stockholders of Sellers and their Affiliates, directors, officers, employees and stockholders of Sellers, and Sellers’ and the Subsidiaries’ directors, officers, employees, and stockholders owns any asset, tangible or intangible, that is used in the Target Business.

(bb) Customers and Suppliers.

(i) Section 3(bb) of the Disclosure Schedule lists the customers of Sellers generating revenue of greater than One Million Dollars ($1,000,000) for the nine (9) months ended September 30, 2006, and sets forth opposite their name the revenue generated from such customer.

(ii) Since September 30, 2006, no supplier of FPP, IFS or any of the Subsidiaries has notified Sellers that it shall stop, or decrease the rate of, supplying materials, products or services to FPP, IFS or any of the Subsidiaries, and none of the Sellers’ customers listed on Section 3(bb) of the Disclosure Schedule has indicated to Sellers that it shall stop, or materially decrease the rate of, buying materials, products or services from FPP, IFS or any of the Subsidiaries.

(cc) Permits. Section 3(cc) of the Disclosure Schedule sets forth a true, correct and complete list of all Permits held by FPP, IFS or any of the Subsidiaries. All of the Permits so listed are in full force and effect and none of FPP, IFS or any of the Subsidiaries has received any written notice that any such Permit may be revoked or canceled. None of the Permits have been modified in any way that could reasonably be expected to have a Material Adverse Effect. Except for the Permits set forth on Section 3(cc) of the Disclosure Schedule, there are no Permits, whether federal, state, local or foreign, that are necessary for the lawful operation of the Target Business.

(dd) Bank Accounts. Section 3(dd) of the Disclosure Schedule sets forth a true, correct and complete list of the names and locations of each bank or other financial institution at which Sellers or any of the Subsidiaries has an account (giving the account numbers) or safe deposit box related to the Target Business (the “Bank Accounts”) and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from Sellers or any Subsidiary.

(ee) Improper and Other Payments. Except as set forth on Section 3(ee) of the Disclosure Schedule, (a) none of FPP, IFS or any of the Subsidiaries, or any director, officer, employee, agent or representative of FPP, IFS or any of the Subsidiaries, or Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (b) no contributions have been made by FPP, IFS or any of the Subsidiaries to a domestic or foreign political party or candidate, (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) has been made by FPP, IFS or any of the Subsidiaries or any director, officer, employee, agent or representative of FPP, IFS or any of the Subsidiaries, or any Person acting on behalf of any of them, and (d) the internal accounting controls of Sellers and Subsidiaries are adequate to detect any of the foregoing.

(ff) Accounting and Disclosure Controls. Except as set forth on Section 3(ff) of the Disclosure Schedule, FPP, IFS and each of the Subsidiaries maintains and complies with a system of controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated balance sheet and income statement of the Target Business, in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the reported assets of FPP, IFS and each Subsidiary is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (v) material weaknesses or any fraud, whether or not material that involves management or other employees, of the Target Business is promptly made known to the management of FPP, IFS, and/or to the officers of Remy.

(gg) No Additional Representations. Buyer acknowledges that neither of the Sellers nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sellers, the Subsidiaries or the Target Business, except as expressly set forth in this Agreement and Buyer further agrees that neither of Sellers nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including, without limitation, the Confidential Memorandum dated May 2006 and any information document or material made available to Buyer and its representatives in the “data room”, management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(hh) Disclaimer Regarding Estimates and Projections. In connection with Buyer’s investigation of Sellers, Buyer has received from or on behalf of Sellers and/or the Target Business certain estimates, forecasts, plans and financial projections. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to them (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and financial projections), and that Buyer shall have no claim against Sellers with respect thereto. Accordingly, Sellers make no representation or warranty with respect to such estimates, forecasts, plans and financial projections (including any such underlying assumptions).

(ii) Consents and Approvals. Except as set forth in Section 3(ii) of the Disclosure Schedule, and except for filings under the Hart-Scott-Rodino Act, no filing with, and no permit, authorization, consent or approval of any Authority or any other Person is necessary for the consummation by the Sellers of the transactions contemplated hereby.

SECTION 4 BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation).

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2).

(d) Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

SECTION 5 PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use his, her, or its reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7). Notwithstanding anything herein to the contrary, the Parties shall not be required to make any material cash expenditure, commence or be a plaintiff in a litigation or grant any material accommodation in order to consummate the transactions contemplated by this Agreement or the other Transaction Agreements.

(b) Notices and Consents. Sellers will give (and will cause each of the Subsidiaries to give) any notices to third parties, and Sellers will use their reasonable efforts (and will cause each of the Subsidiaries to use its reasonable efforts) to obtain the Material Consents and Other Consents (each as defined in this Agreement). Each of the Parties will (and Sellers will cause each of the Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with this Agreement. Without limiting the generality of the foregoing, each of the Parties will file (and Sellers will cause each of the Subsidiaries to file), if it has not already filed, any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, and will make (and Sellers will cause each of the Subsidiaries to make) any further filings pursuant thereto that may be necessary in connection therewith.

(c) Operation of Business. As related to the Target Business and except (1) as otherwise permitted or required by this Agreement, (2) with the prior consent of Buyer or (3) except as set forth in Section 5(c) of the Disclosure Schedule, Sellers will not (and will not cause or permit any of the Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not (and will not cause or permit any of the Subsidiaries to) (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(h). With respect to any permitted or required practice, action or transaction under this Section 5(c) (including but not limited to the consent by Buyer pursuant to this Section 5(c)(2)), Sellers shall amend the Disclosure Schedule pursuant to Section 5(f)(ii) below prior to Closing to reflect such updates.

(d) Preservation of Business. Sellers and Remy will use their reasonable efforts to keep (and will cause each of the Subsidiaries to keep) FPP’s, IFS’, and the Subsidiaries’ businesses and properties substantially intact, including their present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Access to Information. Sellers and Remy will permit (and will cause each of the Subsidiaries to permit) authorized representatives of Buyer (including legal counsel and accountants) to have reasonable access during normal business hours to its premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to FPP, IFS and each of the Subsidiaries, as they may reasonably request; provided, however, that the activities of Buyer and its authorized representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the Target Business. Notwithstanding anything to the contrary contained herein, the Parties acknowledge that the conduct of Buyer’s due diligence shall be conducted in accordance with the terms and conditions of the Confidentiality Agreement.

(f) Notice of Developments; Updates to Disclosure Schedule; Additional Financial Statements.

(i) From the period beginning on the date of execution of this Agreement until five (5) days prior to the Closing, Sellers may (but shall not be required to) give written notice to Buyer of any development causing a breach of any material covenant, representation or warranty contained in this Agreement in any material respect (the “Interim Disclosures”). Unless Buyer terminates this Agreement pursuant to Section 9(a)(ii)(B) hereof by reason of the Interim Disclosures and exercises that right in accordance with Section 9(a)(ii)(B) hereof, any Interim Disclosure pursuant to this Section 5(f)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 3 hereof and to have cured any misrepresentation or breach of warranty that may have otherwise existed hereunder by reason of the development.

(ii) No later than five (5) days prior to the Closing Date, Seller shall provide a written update to the Disclosure Schedule (which shall incorporate all information to be included therein pursuant to Sections 5(c) and 5(f)(i) above). In addition, Sellers shall include any development causing a breach of any material covenant, representation or warranty contained in this Agreement in any material respect which are not covered by the updates of Sections 5(c) and 5(f)(i) above (such additions under the second sentence of this Section 5(f)(ii), the “Final Disclosures”). Unless Buyer terminates this Agreement pursuant to Section 9(a)(ii)(C) hereof by reason of the Final Disclosures and exercises that right in accordance with Section 9(a)(ii)(C) hereof, the Final Disclosures will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 3 hereof and to have cured any misrepresentation or breach of warranty that may have otherwise existed hereunder by reason of the development.

(iii) Sellers will provide monthly Financial Statements as they become available up to the Closing Date.

(g) Exclusivity. From the date of this Agreement until the earlier of the (1) the Closing Date or (2) the termination of this Agreement, Sellers and Remy will not (and Sellers will not cause or permit any of the Subsidiaries to) directly or indirectly (i) solicit, entertain, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of FPP, IFS or any of the Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers and Remy will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

(h) Assignment of Contracts and Permits. If required by applicable Law or the terms thereof to properly assign any Assigned Contract or Permit without breach or violation thereof, Sellers agree to use their reasonable efforts to obtain the consent of each other party to any such Assigned Contract or Permit prior to the Closing; provided, however, that no material modification of any such Assigned Contract or Permit shall be made without Buyer’s prior written consent, which consent shall not unreasonably be withheld, delayed or conditioned, and the form of the consent to assignment shall be subject to prior written approval of Buyer, which such approval shall not unreasonably be withheld, conditioned or delayed.

(i) Maintenance of Leased Real Property. Sellers and the Subsidiaries shall maintain the Leased Real Property, including all of the Improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Leased Real Property or any portion thereof, without the prior written consent of Buyer.

(j) Leases. Neither Sellers nor any of the Subsidiaries shall amend, modify, extend, renew or terminate the Lease of any Leased Real Property, nor shall FPP, IFS or any of the Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any Leased Real Property, without the prior written consent of Buyer.

(k) Title Insurance, Surveys, Estoppels and Non-Disturbance Agreements. Sellers and the Subsidiaries shall use their reasonable efforts to assist Buyer in obtaining surveys, title commitments, title policies, estoppel certificates and non-disturbance agreements for the Leased Properties, including removing from title any Liens or encumbrances that are not Permitted Encumbrances. Sellers and the Subsidiaries will use reasonable efforts to provide the Buyer’s title company with any required affidavits, indemnities, memoranda or other assurances requested by Buyer’s title company to issue title policies.

SECTION 6 POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8). Sellers and Remy acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target Business other than documents, books, records (including Tax records), agreements, and financial data which are included in or related to the Excluded Assets.

(b) Assignment.

(i) Notwithstanding anything contained herein or otherwise to the contrary, this Agreement shall not constitute an agreement to assign any Contract, permit, or license or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment thereof, without the consent of a third party thereto, would constitute a breach or violation thereof and if such a consent is not obtained at or prior to the Closing.

(ii) If there are any consents or approvals required to be obtained to assign any Contract, permit, or license or any claim or right or any benefit or obligation thereunder or resulting therefrom other than the Material Consents (the “Other Consents”) that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, the applicable Seller will continue to use its reasonable efforts to obtain the Other Consents. Prior to the obtaining of such Other Consents, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of any and all Contracts, permits or licenses to which such Other Consents relate for their respective terms (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of the applicable Seller against a third party thereunder). To the extent that Buyer is provided the benefits pursuant to this Section 6(b)(ii) of any Assigned Contract, permit or license, Buyer shall perform for the benefit of the other Persons that are party thereto the obligations of the applicable Seller thereunder and pay, discharge and satisfy any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Buyer, would be Assumed Liabilities. When consent for the sale, assignment, assumption, transfer, conveyance and delivery of an Assigned Contract, permit or license is obtained, the applicable Seller shall promptly assign, transfer, convey and deliver such Assigned Contract, permit or license to Buyer, and Buyer shall assume the obligations under such Assigned Contract, permit or license from and after the date of assignment pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement, as applicable (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

(c) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target Business, each of the other Parties will take reasonable actions to cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books, records and other items and materials as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

(d) Transition. Neither Sellers nor Remy will take, nor shall Sellers permit any Subsidiary to take, any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Sellers or any of the Subsidiaries from maintaining the same business relationships with the Target Business after the Closing as it maintained with the Target Business prior to the closing.

(e) Confidentiality. Sellers and Remy will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in Sellers’ or Remy’s possession. In the event that Sellers or Remy are requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, Sellers or Remy will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(e). If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers or Remy are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Sellers or Remy may disclose the Confidential Information to the tribunal; provided, however, that Sellers or Remy shall use their best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Sellers or Remy.

(f) Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, neither Remy, Sellers nor any of their respective Affiliates will directly or indirectly engage in, or own any ownership interest in, any business which engages or plans to engage in any business substantially similar to the Target Business; provided, however, that ownership of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall not be restricted by this Section 6(f). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(f) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g) Employment and Benefit Arrangements.

(i) Prior to the Closing, Buyer shall offer employment to substantially all employees of Sellers and the Subsidiaries. Each employee of Sellers that is offered employment shall be offered such employment on terms and conditions (including employee benefits) that will be communicated by the Buyer at its earliest opportunity. Such individuals employed by Buyer as of the Closing Date shall be referred to herein as “Transferred Employees.” The Buyer will agree to consider for employment, subject to standard Buyer employment checks, employees not actively at work at the date of Closing.

(ii) Except as described in the next sentence of this Section 6(g)(ii), the employment of each Transferred Employee with Sellers shall be terminated, and the employment of each such Transferred Employee with Buyer shall commence, immediately upon the Closing. In the case of any employee who is absent from active employment as of the date of the Closing due to an approved leave of absence, the employment of such individual shall remain with Seller post-Closing until the date of his or her return to active work from approved leave of absence, and such employee shall then be eligible for an offer of employment with Buyer, who if offered and accepts such employment, shall become a Transferred Employee as of such date.

(iii) Sellers shall pay the Transferred Employees within ten (10) calendar days after the Closing (and sooner if required under its policies or applicable Law) for all wages and salary earned through and including the Closing Date and Sellers shall timely discharge the liability for payroll Taxes related thereto.

(iv) Buyer shall assume the Liability for employee bonuses (including retention bonuses for each Transferred Employee as set out on Section 6(g)(iv) of the Disclosure Schedule) earned in 2006 but which are payable in 2007. Sellers shall retain and honor all other bonus or incentive plans and all employment, severance, termination and retirement agreements to which any of Sellers or Subsidiaries is a party, as such agreements are in effect on the date hereof. Section 6(g)(iv) of the Disclosure Schedule provides: (1) a full listing of Transferred Employees qualified for retention bonuses and the amounts of those bonuses; and (2) the formula used in determining employee bonuses for 2006 and an estimate of the total employee bonus amount for 2006.

(v) With respect to any Employee Benefit Plan in which any Transferred Employee first becomes eligible to participate on or after the Closing Date (the “Buyer Plans”), Buyer will recognize service of Transferred Employees (or otherwise credited by the Target Business) accrued on or prior to the Closing Date for purposes of eligibility to participate provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(vi) With respect to Transferred Employees who are participants in Remy’s 401(k) Savings Plan (“Sellers’ 401(k) Plan”) immediately prior to the Closing, (i) Buyer’s tax-qualified Code Section 401(k) plan (“Buyer’s 401(k) Plan”) shall accept “eligible roll-over distributions” (within the meaning of Code Section 402(c)(4)) from Seller’s 401(k) Plan and, (ii) with respect to each Transferred Employee who elects an eligible roll-over distribution to the Buyer’s 401(k) plan and who has an outstanding plan loan under the terms and conditions of the Seller’s 401(k) Plan, Buyer’s 401(k) Plan shall accept a direct roll-over of the related participant note for a plan loan from the Buyer’s 401(k) Plan consistent with the provisions of Treasury Regulation Section 1.401(a)(31)-1 (Q&A-16).

(vii) Buyer shall assume as an Assumed Liability and be responsible for, and shall give full credit for, all 2007 vacation benefits of the Transferred Employees accrued but not taken as of the Closing Date. Sellers shall have no responsibility or liability for any 2007 vacation benefits of the Transferred Employees on or after the Closing Date, including 2007 vacation benefits accrued prior to the Closing Date.

(viii) Pursuant to Treasury Regulation Section 54.4980B-9 Q&A-7, after the Closing Date, Buyer shall assume responsibility for providing and administering all required notices and benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to all Transferred Employees who incur a COBRA qualifying event and are thus entitled by Law to such notices and/or benefits with respect to periods after the Closing Date.

(ix) During the period expiring sixty (60) days after the Closing Date, Buyer shall not cause an employment loss, as defined in the WARN Act, in sufficient numbers such that the notice requirement of the WARN Act is applicable to Sellers.

(h) Continued Corporate Existence and General Liability Insurance Coverage. Sellers covenant to continue the corporate existence of FPP and IFS for a period of three (3) years from and after the Closing Date. Sellers further covenant to continue general liability insurance coverage for FPP and IFS for that three-year period.

(i) Cooperation on Tax Matters.

(i) Sellers shall prepare and file any Tax Returns with respect to Tax periods that end (or are deemed to end) on or before the Closing Date. Buyer shall prepare all Tax Returns for all periods that begin before the Closing Date and end after the Closing Date (“Straddle Period”) in a manner consistent with prior filings of such Tax Returns. At least thirty (30) days prior to filing any Tax Returns with respect to the Straddle Periods, Buyer shall furnish to Sellers copies of Tax Returns with respect to the Straddle Periods and a computation reasonable detail of the Taxes to be reported on such Tax returns for the portion of the Straddle Period ending on and including the Closing Date, and shall not file such Tax Returns without approval of Sellers; provided, however, that if the parties continue to dispute the treatment of any item five (5) days before the due date for filing such Tax return the position of Sellers shall be followed in connection with the Tax return that is filed, and the matter shall be submitted to a nationally recognized Tax counsel acceptable to Sellers and Buyer for resolution. Sellers shall be responsible for the timely filing and distribution (taking into account any extensions received from the relevant tax authorities) of any wage, wage-related Tax Returns for the period covering January 1, 2007 through the Closing Date, which are required to meet federal, state and local requirements; including, but not limited to, federal forms 940, 941, W-2s and corresponding W-3s and state unemployment quarterly and annual returns, whether due to be filed prior to, or after, the Closing Date and shall be responsible for payment of Taxes, if any, shown thereon. Buyer and Sellers agree to utilize the standard method set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320 with respect to wage reporting.

(ii) The Parties intend that the following provisions are intended to clarify the manner in which Taxes are to be accrued and shall apply only to the extent that such Taxes are not also included in the determination of Assumed Liabilities:

(A) Sellers shall be responsible for and shall pay all Taxes arising or resulting from the ownership, use, or possession of the Acquired Assets prior to the Closing Date (without regard to the date on which such Taxes become due and payable), and the sale of the Acquired Assets on the Closing Date, pursuant to this Agreement. Buyer shall be responsible for and shall pay all Taxes arising or resulting from the ownership, use, or possession of the Acquired Assets on or after the Closing Date (excluding the sale of the Acquired Assets on the Closing Date pursuant to this Agreement). All Taxes attributable to a period beginning before and ending after the Closing Date shall be apportioned between the Parties pro rata on a per diem basis; provided, that in the case of Taxes that are based on income or receipts, or imposed in connection with a sale, transfer, or assignment of property, the portion allocable to the period ending on the Closing Date shall be the amount that would be payable if the Tax period ended on the Closing Date.

(B) Notwithstanding the foregoing, Sellers shall be responsible for and shall pay all personal property Taxes that are assessed prior to the Closing Date (without regard to the date on which such Taxes become due and payable), and Buyer shall be responsible for and shall pay all such Taxes that are assessed on or after the Closing Date. Real property Taxes, if any, that relate to a lease of real property shall be apportioned between the Parties based upon the number of days in calendar year 2007 that such Party was the lessee of such property (without regard to the date on which such Taxes become due and payable).

(iii) From time to time after the Closing Date, each Party shall permit reasonable access, and shall cause its accountants and other representatives to permit reasonable access to the other Party, the information that it or its accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Tax Return or the examination by any taxing authority or other administrative or judicial proceeding relating to any Tax Return. Each Party shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns for all Tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such returns. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting any of the Acquired Assets shall be made by Sellers after the date of this Agreement without the prior written consent of Buyer.

(iv) The parties hereto shall cooperate, and shall cause their respective representatives to cooperate in handling audits, examinations, investigations and administrative, court or other proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax returns and Taxes, and any earlier Tax returns and Taxes of Sellers, and in all other appropriate Tax matters, in each case including making employees available to assist the requesting party, timely providing information reasonably requested, maintaining and making available to each other all records necessary in connection therewith, and the execution and delivery of appropriate and customary forms and authorizations, including Federal Form 2848, Power of Attorney and Declaration of Representative (or a successor form or forms), and comparable forms for foreign, state and local Tax purposes, as appropriate, when the requesting party reasonably requires such forms in connection with any Tax dispute or claim for refund. Any information obtained by any party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except: (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding relating to Taxes or as may be otherwise reasonably required by applicable Law, to enforce rights under this Agreement or to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party reasonably believes is required by applicable Law or stock exchange or similar applicable rules. Sellers agree to provide Tax information and data necessary for the filing of Tax Returns in a reportable format and in a timely manner. Sellers shall respond to requests for information and for corrections regarding the information necessary to file Tax Returns in a timely manner.

(v) Notwithstanding the foregoing, and in addition to all other obligations imposed by this Section 6(i): (i) Sellers and Buyer agree to give the other party reasonable written notice prior to transferring, destroying or discarding any files and records with respect to Tax matters and, if the other party so requests, shall allow the other party to take possession of such files and records; and (ii) Sellers shall retain (or cause Sellers’ Affiliates to retain) all such files and records of Sellers until the expiration of any applicable statute of limitations (including any extension thereof) with respect to Tax Returns filed on behalf of Sellers or their respective Affiliates.

(j) Notifications. After the Closing, Buyer and Sellers will each make all required notifications to the Indiana Department of Management and other agencies in order to effect the transfer from Sellers to Buyer of the Permits set forth on Section 3(z)(ii) of the Disclosure Schedule.

(k) Environmental Permits. Sellers will provide Buyer and the appropriate governmental agencies all information and/or documents necessary to effect transfer to Buyer of all environmental permits at the Leased Properties, including but not limited to the following permit applications related to the Franklin, Indiana facility: Industrial Wastewater Pretreatment Permit (IN000257), Air Permit (F081-20601-00056) and NPDES General Storm Water Discharge (IDEM Rule 6) Permit for which Sellers applied on December 8, 2006.

(l) Use of Proceeds. Prior to making any payment to its stockholders, Remy covenants and agrees that it will (and will cause the Sellers to) use the proceeds received by Sellers in the transactions contemplated by this Agreement (i) to pay such amounts to its creditors as mutually agreed upon by Remy and its creditors or (ii) for use by Remy for other purposes as permitted or not prohibited by its creditors (including but not limited to payment of expenses for the transactions contemplated by this Agreement and other general corporate purposes).

SECTION 7 CONDITIONS TO OBLIGATION TO CLOSE

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Change” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Sellers and Remy shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers and Remy shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material Adverse Change” or “Material Adverse Effect”) in all respects through the Closing;

(iii) Remy, Sellers and the Subsidiaries shall have procured all the material consents specified on Exhibit O hereto (the “Material Consents”);

(iv) Remy, Sellers and the Subsidiaries shall have obtained and delivered to Buyer evidence, which shall include written instruments satisfactory to Buyer, that the Acquired Assets have been fully released from all Liens other than Permitted Encumbrances, including but not limited to, all Liens and security interests in the Acquired Assets that relate to any agreement or obligation set forth on Exhibit V (the “Lien Releases”);

(v) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (C) materially adversely affect the right of Buyer to own the Acquired Assets, to operate the Target Business, and to control the Subsidiaries, or (D) materially adversely affect the right of any of the Subsidiaries to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi) Sellers and Remy shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-( v) has been satisfied;

(vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and Sellers, the Subsidiaries, and Buyer shall have received all required authorizations, consents, and approvals of governments and governmental agencies;

(viii) the relevant Parties shall have entered into the Transaction Agreements and the same shall be in full force and effect;

(ix) Buyer shall have received from counsel to Sellers and Remy the opinion attached hereto as Exhibit P, addressed to Buyer, and dated as of the Closing Date;

(x) Buyer shall have received the resignations, effective as of the Closing, of each officer and each members committee member of Magnum, other than those appointed at the direction of Navistar or whom Buyer shall have specified in writing at least five (5) business days prior to the Closing, in the form attached hereto as Exhibit N;

(xi) Sellers will have terminated the employment of all employees engaged in the Target Business effective as of 11:59 p.m. on the Closing Date;

(xii) Sellers shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that Sellers are not a “foreign person” as defined in Code Section 1445;

(xiii) all actions to be taken by Sellers and Remy in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

(xiv) Buyer shall have obtained, no later than ten (10) days prior to the Closing, Title Commitments for each Material Leased Real Property, issued by the Title Company;

(xv) at Closing, Buyer shall have obtained Title Policies in accordance with the Title Commitments, insuring Buyer’s legal, valid, binding and enforceable leasehold interest in each Material Leased Real Property as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), with gap coverage from Sellers through the date of recording, subject only to Permitted Encumbrances, in such amount as Buyer reasonably determine to be the value of the Real Property insured thereunder, and Buyer shall pay all fees, costs and expenses with respect to the Title Commitments and Title Policies;

(xvi) Buyer shall have obtained, no later than ten (10) days prior to the Closing, Surveys for each Material Leased Real Property, dated no earlier than the date of this Agreement; the Surveys shall not disclose any encroachment from or onto any of the Real Property or any portion thereof or any other survey defect that has not been cured or insured over to Buyer’s reasonable satisfaction prior to the Closing; and Buyer shall have paid or committed to pay all fees, costs and expenses with respect to the Surveys;

(xvii) Sellers and the Subsidiaries shall have obtained and delivered to Buyer an estoppel certificate with respect to each Material Leased Property, dated no more than thirty (30) days prior to the Closing Date, from the other party to such Lease and/or Sublease, in form and substance satisfactory to Buyer;

(xviii) Sellers and the Subsidiaries shall have obtained and delivered to Buyer a non-disturbance agreement with respect to each Material Leased Real Property, in form and substance satisfactory to Buyer, from each lender encumbering any real property underlying the Leased Real Property for such Lease or Sublease;

(xix) no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of the Target Business as currently conducted thereon;

(xx) Sellers shall have delivered to Buyer copies of the certificate of incorporation (or formation) of FPP, IFS and each of the Subsidiaries certified on or within ten (10) days before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s incorporation (or formation);

(xxi) Sellers shall have delivered to Buyer copies of the certificate of good standing of FPP, IFS, and each of the Subsidiaries issued on or within ten (10) days before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization and of each jurisdiction in which each such Person is qualified to do business;

(xxii) Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of FPP, IFS and each of the Subsidiaries, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation (or other formation) of such Person since the date specified above; (ii) the bylaws (or other governing documents) of such Person; (iii) the resolutions of the shareholder, board of directors or other authorizing body (or a duly authorized committee thereof), as applicable, of such Person party to this Agreement authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of such Person party to this Agreement executing this Agreement or any other agreement contemplated by this Agreement;

(xxiii) [Intentionally Omitted];

(xxiv) Seller shall have provided to Buyer the Assignment and Assumption Agreement, Estoppel and Consent substantially in the form attached hereto as Exhibit S, executed by Navistar Aftermarket Products, Inc. and Navistar International Transportation Corp.;

(xxv) Buyer shall have reviewed and approved the Final Disclosures pursuant to Section 5(f)(ii);

(xxvi) Sellers will have provided (a) proof of filing with the Indiana Department of Environmental Management a Notice of Intent to obtain a storm water discharge permit, or a copy of the granted permit itself; (b) completed Storm Water Pollution Prevention Plan

(“SWPPP”) and Spill Prevention, Control and Countermeasures (“SPCC”) plan for the Leased Real Property and facility located at 751 International Drive, Franklin, Indiana, each of which must be signed by a licensed environmental professional; (c) proof a hazardous waste Generator I.D. number from the U.S. EPA, with respect to the sandblast stream generated at the Leased Real Property at Toledo, Ohio, along with a copy of a contract between Sellers and a licensed third-party waste hauler for removal and disposal of such waste stream;

(xxvii) Sellers shall have conducted a full physical inventory of all product and component inventory after December 10, 2006 but prior to the Closing Date, and as part of that physical inventory, Sellers shall have also performed a lower of cost or market testing on all cores inventory, and at Buyer’s election, Buyer’s representatives shall observe and perform test counts during the physical inventory;

(xxviii) Sellers shall have revoked the powers of attorney related to Bank Accounts and lockboxes used by the Target Business, shall have cancelled all cash sweeps on the Bank Accounts and lockboxes, and shall have transferred all ownership over the Bank Accounts and lockboxes to Buyer;

(xxix) Buyer shall have contracted for an insurance policy (the “Transaction Insurance Policy”) providing for coverage of any and all claims or Losses that would otherwise be made by Buyer pursuant to Sections 8(b)(i) (other than for breaches of representations and warranties under Sections 3(o), 3(q) and 3(z)), 8(b)(iii) and 8(b)(iv).

(xxx) Buyer shall have contracted for an insurance policy (the “Environmental Insurance Policy”) providing for coverage of any and all claims or Losses that would otherwise be made by Buyer pursuant to Section 8(b)(i) for breaches of representations and warranties under Section 3(z);

(xxxi) Sellers shall have provided to Buyer the FPP/Navistar Agreement re Magnum Obligations, substantially in the form attached hereto as Exhibit D, executed by Sellers, Navistar Aftermarket Products, Inc. and Navistar International Transportation Corporation;

(xxxii) Buyer shall have received from Buyer’s valuation expert an executed valuation opinion letter (the “Valuation Opinion Letter”), substantially in the form attached hereto as Exhibit U; and

(xxxiii) Sellers shall have provided to Buyer the executed Factual Certificates of (1) Brookwood Associates, LLC (2) the Chief Financial Officer of Seller’s Parent, and (3) the Chief Executive Officer of Seller’s Parent; each in form and substance reasonably satisfactory to Buyer.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Sellers’ Obligation. Sellers’ obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect” or “Material Adverse Change”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material Adverse Effect” or “Material Adverse Change”) in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(iv) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and Sellers, the Subsidiaries, and Buyer shall have received all required authorizations, consents and approvals of governments and governmental agencies;

(vi) the relevant Parties shall have entered into Transaction Agreements;

(vii) Sellers shall have received from counsel to Buyer an opinion in form attached hereto as Exhibit Q, addressed to Sellers, and dated as of the Closing Date;

(viii) Buyer shall have delivered to Sellers a copy of the certificate of formation of Buyer on or within ten (10) days before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Buyer’s formation;

(ix) Buyer shall have delivered to Sellers a copy of the certificate of good standing of Buyer issued on or within ten (10) days before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Buyer’s organization and of each jurisdiction in which Buyer is qualified to do business;

(x) Buyer shall have delivered to Sellers a certificate of the Manager of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to: (i) no amendments to the certificate of incorporation (or other formation) of such Person since the date specified in clause (xxii) above; (ii) the bylaws (or other governing documents) of such Person; and (iii) any resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of such Person relating to this Agreement and the transactions contemplated hereby;

(xi) Buyer shall have caused Buyer or one or more of its Affiliates to be substituted in all respects for Sellers’ Parent (or the applicable Affiliate of Sellers’ Parent) with respect to each of the guarantees set forth in Section 7(b)(xi) of the Disclosure Schedule (the “Guarantees”) or in lieu thereof, cause the beneficiary thereof to terminate the Guarantee;

(xii) Sellers and the Subsidiaries shall have procured all Board, shareholder, lender and other consents specified in Section 7(b)(xii) of the Disclosure Schedule; and

(xiii) Buyer shall have purchased the Transaction Insurance Policy and the Environmental Insurance Policy. The Transaction Insurance Policy will provide coverage to the amount of the Cap and shall remain in effect for for the period specified in Section 8(a)(iii) with respect to the representations set forth in Section 3(k) and Section 3(x) and for twenty-four (24) months from the Closing Date with respect to all other matters. The Environmental Insurance Policy will provide ten million dollars ($10,000,000) in coverage and shall remain in effect for the period specified in Section 8(a)(ii) with respect to representations set forth in Section 3(z). The insurance companies issuing the Transaction Insurance Policy and the Environmental Insurance Policy will be reasonably acceptable to Sellers and shall have a minimum rating of A- by A.M. Best. Buyer shall provide Sellers with a copies of the binder agreement with the Transaction Insurance Company and the Environmental Insurance Company, including drafts of the Transaction Insurance Policy and the Environmental Insurance Policy, five (5) Business Days preceding the Closing and satisfaction of the condition set forth in this Section 7 (b)(xiii) shall be subject to Sellers’ approval of such binder agreements and draft policies, which approval shall not unreasonably be withheld.

Sellers may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

SECTION 8 REMEDIES FOR BREACH OF THIS AGREEMENT; INDEMNITY

(a) Survival. The representations and warranties of the Parties contained herein and in the Transaction Agreements shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided that (i) the representations and warranties contained in Sections 3(a), 3(b), 3(c) and 3(e) (the “Sellers’ Transaction Representations and Warranties”) shall survive in perpetuity and not expire, (ii) the representations and warranties contained in Section 3(z) shall survive until the date which is seven (7) years after the Closing Date and (iii) the representations and warranties contained in Sections 3(k) and 3(x) and shall survive until the expiration of any applicable statute of limitations plus sixty (60) days. Subject to the last sentence of Section 8(e), neither Buyer nor Sellers shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefor in this Section 8(a).

(b) Indemnification by Sellers. Subject to all limitations set forth in Section 8(e), Sellers’ Parent and Sellers, jointly and severally, agree to defend and indemnify the Buyer Indemnified Parties against, and to hold the Buyer Indemnified Parties harmless from, any and all Losses incurred or suffered by any of them arising out of or resulting from any of the following:

(i) any breach of or any inaccuracy in any representation or warranty made by Sellers in this Agreement;

(ii) any breach of or failure by Sellers to perform any covenant or obligation of Sellers set out in this Agreement;

(iii) any asset of the Sellers or any of their Affiliates that is not an Acquired Asset;

(iv) any liability of Sellers or any of their Affiliates that is not an Assumed Liability, or other than the Assumed Liabilities, any other obligations or liabilities relating to or arising our of the ownership or operation of FPP, IFS, any of the Subsidiaries, the Target Business or the Acquired Assets on prior to the Closing Date;

(v) all noncompliance with Environmental, Health and Safety Requirements, including but not limited to all penalties and costs (including investigatory, remediation and monitoring costs) related to use of Hazardous Materials or the lack of required environmental Permits at any Owned Real Property or Leased Real Property (to the extent such noncompliance or uses of Hazardous Materials occurred prior to or on the Closing Date); and

(vi) any alleged violation of, or failure to comply with any provision of, or to give any notice or make any filing pursuant to, any bulk-transfer provision of any Law enacted by any state or other jurisdiction (collectively, the “Bulk Sales Laws”), whether or not Buyer or Sellers attempt to comply with such Laws.

(c) Indemnification by Buyer. Buyer agrees to defend and indemnify the Seller Indemnified Parties against, and to hold the Seller Indemnified Parties harmless from, any and all Losses incurred or suffered by them arising out of or relating to any of the following:

(i) any breach of or any inaccuracy in any representation or warranty made by Buyer in this Agreement;

(ii) any breach of or failure by Buyer to perform any covenant or obligation of Buyer set out in this Agreement;

(iii) except with respect to Liabilities expressly excluded herein, any liability of Buyer relating to the Acquired Assets or the operation of the Target Business arising out of or related to transactions entered into or events occurring after the Closing; and

(iv) the Assumed Liabilities.

(d) No Materiality Qualifiers. For purposes of determining the amount of a Loss, the representations and warranties in this Agreement shall be deemed to have been made without qualification as to materiality and, accordingly, all references in Sections 3 and 4 to “material”, “Material Adverse Effect”, “in all material respects” and similar qualifications as to materiality shall be deemed deleted for purposes of this Section 8.

(e) Limitations on Liability. Notwithstanding any other provision of this Agreement:

(i) The Buyer Indemnified Parties shall have the right to payment by Sellers under Section 8(b) only if and to the extent that the Buyer Indemnified Parties shall have incurred indemnifiable Losses in excess of $3,000,000.00 (the “Deductible”); provided, further, that the maximum aggregate obligation of Sellers to the Buyer Indemnified Parties under this Section 8(e) shall not exceed $20,000,000.00 (the “Cap”). Solely for purposes of determining whether Buyer shall have incurred indemnifiable Losses in excess of the Deductible or whether such Losses are in excess of the Cap, Losses indemnifiable under the terms of the Outsourcing Asset Purchase Agreement shall be deemed to be Losses indemnifiable under the terms of this Agreement. Notwithstanding anything to the contrary herein, the limitations contained in the provisos above shall not apply to (A) any indemnification for any Losses incurred by the Buyer Indemnified Parties for any intentional misrepresentation or fraudulent breach of a representation or warranty, (B) any indemnification for any Losses incurred by the Buyer Indemnified Parties in connection with any Liability indemnified by Sellers under Sections 8(b)(ii)-(vi), or (C) any indemnification for Losses incurred by the Buyer Indemnified Parties in connection with any Liability for breaches of any of the Sellers’ Transaction Representations and Warranties.

(ii) Neither Buyer nor Sellers shall have any liability under this Agreement for any breach of or inaccuracy in any representation or warranty in excess of the Purchase Price in the aggregate.

(iii) The amount of any Loss for which indemnification is provided under Section 8 shall be net of an amount equal to the Tax benefit actually realized, if any, attributable to such Loss. If the amount to be netted hereunder from any payment required under Section 8(b) or 8(c) is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to Section 8, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 8 had such determination been made at the time of such payment.

(iv) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall reduce its claim for indemnification under Section 8 with respect to any Losses or alleged Losses by the amount that the Buyer shall have received as a result of a reduction in the Closing Net Investment reflected in the Closing Financial Statements on account of any matter applicable to this Section 8 forming the basis for such Losses or alleged Losses.

(v) It is the parties’ intention that claims against the Transaction Insurance Policy, and the Environmental Insurance Policy (as to breaches for representations and warranties under Section 3(z) of this Agreement), shall be the sole sources of payment with respect to indemnifiable Losses claimed by Buyer under Section 8(b)(i) (other than for breaches of representations and warranties under Sections 3(o), and 3(q)), 8(b)(iii) and (iv) of this Agreement. Buyer shall provide Sellers with copies of the Transaction Insurance Policy and the Environmental Insurance Policy as well as any and all amendments or supplements thereto. In the event of a claim, Buyer shall provide Sellers with a copy of all correspondence and documents with respect to the claim. In the event that the Transaction Insurance Company or the Environmental Insurance Company denies the claim, the Sellers shall remain obligated to indemnify Buyer with respect to such Losses provided, however, that such obligation shall be conditioned upon the Buyer’s diligent good faith and commercially reasonable efforts to assert its claim under the Transaction Insurance Policy or the Environmental Insurance Policy, respectively, and its exhaustion of all procedures set forth in the Transaction Insurance Policy or the Environmental Insurance Policy with respect to appeal of any denial of claim or reservation of rights by the Transaction Insurance Company or the Environmental Insurance Company, respectively. The parties shall cooperate in resolving any Loss with respect to which the Transaction Insurance Company or the Environmental Insurance Company has denied coverage, including the assignment of rights from the Buyer to the Sellers upon request.

(vi) Notwithstanding anything contained herein or otherwise to the contrary, including Sections 8(a), 8(e)(i), 8(e)(ii), and 8(e)(iii), nothing herein shall be deemed to limit any Party’s rights to recover any or all Losses incurred or suffered by it relating to or arising out of or in connection with fraud, it being understood and agreed that the right to recover such Losses shall survive forever; provided, however, in no event shall either Buyer or Sellers have any liability for indemnification under Section 8 in excess of the Purchase Price in the aggregate.

(vii) Notwithstanding anything contained herein or otherwise to the contrary, Buyer may recover for a Loss related to an Assumed Liability only to the extent that such Loss results from a breach of a representation or warranty by Sellers or Remy hereunder, or to the extent such Loss results from the intentional misrepresentation or fraud of Sellers or Remy.

(f) Matters Involving Third Parties.

(i) If any third party notifies an Indemnified Party with respect to a Third-Party Claim, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim (or sooner if such claim so requires) that the Indemnifying Party will indemnify the Indemnified Party from and against any and all Losses the Indemnified Party may suffer arising out of or relating to the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. This provision shall not apply to the extent that the Transaction Insurance Company or the Environmental Insurance Company elects to defend the Third Party Claim.

(iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8(f)(ii), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(iv) In the event any of the conditions in Section 8(f)(ii) is or becomes unsatisfied (after notice to the Indemnifying Party and after the Indemnifying Party’s failure to cure such conditions), (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer arising out of or relating to the Third-Party Claim to the fullest extent provided in this Section 8.

(g) Limitation of Recourse. Except in any case involving actual fraud, the rights of the Parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in Section 8 hereof and such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith.

(h) Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 8(b) or 8(c) shall be treated by Buyer and Sellers as an adjustment to the Purchase Price.

SECTION 9 TERMINATION

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing:

(A) in the event Sellers have breached any material covenant, representation or warranty contained in this Agreement in any material respect, Buyer has notified Seller in writing of such breach, and the breach has continued without cure for a period of fifteen (15) days after notice of such breach (which agreement of Buyer that the breach has been cured shall not be unreasonably conditioned, delayed or withheld);

(B) in the event Sellers have breached any material representation, warranty or covenant contained in this Agreement in any material respect, Sellers have notified Buyer in writing of such breach by way of providing an Interim Disclosure, and the breach has continued without cure for a period of fifteen (15) days after delivery of the Interim Disclosure (which agreement of Buyer that the breach has been cured shall not be unreasonably conditioned, delayed or withheld);

(C) in the event Sellers have breached any material representation, warranty or covenant contained in this Agreement in any material respect, Sellers have notified Buyer in writing of such breach by way of providing the Final Disclosure, and the breach has continued without cure for a period of five (5) days after providing the Final Disclosure (which agreement of Buyer that the breach has been cured shall not be unreasonably conditioned, delayed or withheld); or

(D) at any time on or after April 30, 2007 (the “Termination Date”) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent under Section 7(a) (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to Closing:

(A ) in the event Buyer has breached any material covenant, representation or warranty contained in this Agreement in any material respect, Sellers have notified Buyer in writing of such breach, and the breach has continued without cure for a period of fifteen (15) days after notice of such breach (which agreement of Sellers that the breach has been cured shall not be unreasonably conditioned, delayed or withheld); or

(B) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent under Section 7(b) (unless the failure results primarily from Sellers breaching any representation, warranty, or covenant contained in this Agreement).

(iv) Buyer or Sellers may terminate this Agreement on or after April 30, 2007, if the Closing has not occurred for any reason on or before such date. Such termination may be made by giving written notice to the other party.

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party (except for any Liability of any Party then in breach); provided, however, all obligations of the Parties under the Confidentiality Agreement shall survive in accordance with its terms.

SECTION 10 MISCELLANEOUS

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party must first provide to the other Parties the content of the proposed disclosure, after consulting with the other party and its counsel as to the wording of such disclosure, the reasons that such disclosure is required, and the time and place that the disclosure will be made). The disclosing Party will use reasonable efforts to obtain confidential treatment for such disclosure.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and to the extent expressly set forth herein, their Affiliates, the Buyer Indemnified Parties, the Seller Indemnified Parties, and all of their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement, the Transaction Agreements, the Confidentiality Agreement and any other documents referred to herein, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder and the guaranty of Seller’s Parent contained on the signature page hereto shall remain in full force and effect).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Facsimile transmission of a counterpart hereto shall constitute an original hereof.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or courier service, (ii) on the date of transmission if sent by telex, facsimile, electronic mail or other wire transmission (receipt confirmed) or (iii) three (3) Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to Buyer:

Caterpillar Reman Acquisition LLC

Caterpillar Inc. – Remanufacturing Services Division

100 N.E. Adams Street

Peoria, IL 61629

Attn: Vice President

Facsimile: (309) 675-9135

with a copy to:

Caterpillar Inc.

100 N.E. Adams St.

Peoria, Illinois 61629-9600

Attn: Deputy General Counsel

Facsimile: (309) 675-1795

If to Sellers:

Remy International, Inc.

World Headquarters

2902 Enterprise Drive Anderson, IN 46013

Attn: Chief Financial Officer

Facsimile: (765) 778-6760

With a copies to:

Remy International, Inc.

World Headquarters

2902 Enterprise Drive

Anderson, IN 46013

Attn: Legal Department

Facsimile: (765) 778-6760

Ice Miller LLP

One American Square, Suite 3100

Indianapolis, IN 46282-0200

Attn: Steven K. Humke, Esq.

         Michelle M. Molin, Esq.

Facsimile: (317) 236-2219

or such other address as any Party may from time to time specify by notice to the other Parties. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Applicable Law; Choice of Forum. This Agreement shall be governed by and construed and enforced in accordance with the domestic Laws of the State of Illinois, United States of America, without giving effect to any choice or conflict of Law provision or rule (whether the State of Illinois or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Illinois, United States of America. The Parties agree that any suit, action or proceeding brought by the Parties in connection with or arising out of this Agreement shall be brought solely in the United States District Court of the Northern District of Illinois or, if such court lacks jurisdiction, in the Circuit Court of Peoria County, Illinois. Each Party consents to the jurisdiction and venue of such court.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of Buyer, the stockholders of Sellers, Sellers, and each Subsidiary will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the stockholders of Sellers shall also bear the costs and expenses of Sellers and the Subsidiaries (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated. Buyer and Sellers shall share equally the fee for any filing required under the Hart-Scott-Rodino Act. Each Party shall be responsible for its own costs related to the Closing Financial Statements.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall mean such statute or Law, as amended, codified, replaced, or re-enacted, in whole or in part, and shall also be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context requires otherwise, singular includes plural and vice versa and any gender includes every gender, and where any word or phrase is given a defined meaning, any other grammatical form of that word or phrase will have a correlative meaning. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and adequately describes the relevant facts. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. All references to “$”, “dollars” and “Dollars” in this Agreement shall be references to United States dollars.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at Law or in equity. In particular, the Parties acknowledge that the Target Business is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at Law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief. Buyer shall not be required to post bond or any other security in connection with any action for specific performance, injunctive, and/or other equitable relief.

(o) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

(p) Bulk Sales Laws. In the event any claim should be asserted against Buyer relating to the Acquired Assets pursuant to any Bulk Sales Law, Buyer will, within thirty (30) days receipt of such notice, furnish a copy thereof to Sellers and tender the defense of such claim to Seller, which shall assume the defense thereof and shall further indemnify Buyer from liability for any and all such claims pursuant to Section 8 of this Agreement.

(q) Remittances. All remittances, payments, mail and other communications relating to the Acquired Assets or the Assumed Liabilities received by Sellers at any time after the Closing Date shall be promptly turned over to Buyer by Sellers. All remittances, payments, mail and other communications relating to any asset that is not an Acquired Asset or any liability that is not an Assumed Liability received by Buyer at any time after the Closing Date shall be promptly turned over to Sellers by Buyer.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

REMY INTERNATIONAL, INC.		INTERNATIONAL FUEL SYSTEMS, INC.

By:	/S/ JOHN H. WEBER	By:	/S/ CRAIG J. HART

Title:	President & CEO	Title:	Treasurer

Name:	John H. Weber	Name:	Craig J. Hart

FRANKLIN POWER PRODUCTS, INC.

By:	/S/ CRAIG J. HART

Title:	Treasurer

Name:	Craig J. Hart

CATERPILLAR REMAN ACQUISITION LLC

By:	/S/ STEVEN L. FISHER

Title:	Manager

Name:	Steven L. Fisher

[Signatures Continued on Following Page]

IN WITNESS WHEREOF, Caterpillar Inc. unconditionally guarantees the full and prompt payment and performance of all obligations and duties of Buyer under and pursuant to this Agreement.

CATERPILLAR INC.

By:	/S/ STEVEN L. FISHER

Title:	Vice-President

Name:	Steven L. Fisher

IN WITNESS WHEREOF, Remy International, Inc., in addition to being a Party hereto, unconditionally guarantees the full and prompt payment and performance of all obligations and duties of Sellers and the Subsidiaries under and pursuant to this Agreement.

REMY INTERNATIONAL, INC.

By:	/S/ JOHN H. WEBER

Title:	President & CEO

Name:	John H. Weber